EXECUTION COPY

Exhibit 10.1

[***] CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECOND AMENDED AND RESTATED LICENSE AGREEMENT NO. 3
(Cora to Haemonetics;
Current and Future IP specific to TEG 6000 apparatus)

This SECOND AMENDED AND RESTATED LICENSE AGREEMENT (including without limitation the schedules attached hereto, this “License Agreement”) dated as of August 14, 2013 (the “Effective Date”), is entered into by and among: Cora Healthcare, Inc. (f/k/a Haemoscope Corporation), a Delaware corporation (“Cora Healthcare”) and CoraMed Technologies, LLC, Delaware limited liability company (“CoraMed” and, collectively with Cora Healthcare, “Cora”), both having principal offices at 6225 West Howard Street, Niles, Illinois 60714; and Haemonetics Corporation, a Massachusetts corporation having its principal office at 400 Wood Road, Braintree, Massachusetts 02184-9144 (“Haemonetics”).

WHEREAS, pursuant to an Asset Purchase Agreement, dated as of October 29, 2007 (the “Purchase Agreement”), Cora Healthcare sold to Haemoscope (as defined below) certain of Cora Healthcare’s assets and liabilities relating to hemostasis analysis and monitoring (the “Asset Purchase”);
WHEREAS, pursuant to the terms and conditions of License Agreement No. 3 (Haemoscope to Haemonetics; Current and Future IP specific to TEG 6000 apparatus) by and between Cora Healthcare and Haemonetics Corporation (the parent of Haemoscope Corporation) executed on November 20, 2007 (“Original Agreement No. 3”), Cora Healthcare granted to Haemonetics an exclusive license in the Hospitals and Labs Fields (as defined below) in and to certain Licensed IP (as defined below);
WHEREAS, CoraMed was formed for the purpose of developing and commercializing certain of Cora Healthcare’s intellectual property rights not sold to Haemonetics in the Asset Purchase, and pursuant to the terms and conditions of one or more separate agreements, Cora Healthcare has assigned or granted or may assign or grant to CoraMed rights in and to such intellectual property rights;
WHEREAS, as a result of such relationship between Cora Healthcare and CoraMed, the Parties amended and restated Original Agreement No. 3 pursuant to the terms of the Amended and Restated License Agreement by and among Cora Healthcare, CoraMed and Haemonetics executed on May 20, 2008 (the “First Amended and Restated License Agreement No. 3”);
WHEREAS, to facilitate the commercial distribution of the next generation thrombelastography product and guide the development and regulatory approval of the TEG 6000 Analyzer (as defined below) and consumables with reagents used in analyzing blood hemostasis with such analyzer, and the future development of consumable and reagent combinations, the Parties desire to amend and restate the First Amended and Restated License Agreement No. 3 pursuant to the terms of this License Agreement;
WHEREAS, the Parties, or Affiliates thereof, may enter into a Supply Agreement (as defined on and described under Schedule E attached hereto), pursuant to which Haemonetics will supply analyzers and consumables to CoraMed;
WHEREAS, subject to the terms and conditions of this License Agreement, Haemonetics desires and is willing to secure from CoraMed, and CoraMed desires and is willing to grant to Haemonetics an exclusive license in the Hospitals and Labs Fields; and
WHEREAS, the parties understand and agree that the transfer of rights to the Licensed IP hereunder constitutes a transfer of all substantial rights to such Licensed IP within the meaning of the United States tax laws.
NOW, THEREFORE, in consideration of these premises and the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree as follows:

1.Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. The following terms shall have the meanings set forth below:
1.1    “Abandon” or “Abandonment” shall have the meanings set forth in the Purchase Agreement.
1.2    “Affiliate” shall have the meaning set forth in the Purchase Agreement.
1.1    “Amended and Restated License Agreement No. 1” means that certain Amended and Restated License Agreement No. 1 by and between Cora and Haemonetics dated as of May 20, 2008.
1.2    “Amended and Restated License Agreement No. 5” means that certain Amended and Restated License Agreement No. 5 by and between Cora and Haemonetics dated as of May 20, 2008.
1.3    “CMS” means the Centers for Medicare & Medicaid Services.
1.4    “Confidential Financial Information” is defined in Section 13.1(a).
1.5    “Control,” “Controls” or “Controlled by” means, the possession of (whether by ownership or license), or the ability of Cora Healthcare, CoraMed, or Cora to grant access to, or a license or sublicense of an item or right as provided for herein, any agreement or other arrangement with any Third Party existing at the time Cora Healthcare, CoraMed, or Cora would be required hereunder to grant Haemonetics such access, right or (sub)license.
1.6    “Copyrights” means copyrights and related rights in original published and unpublished works of authorship fixed in a tangible medium of expression and related registrations and applications for registration in the United States Copyright Office or in any similar office or agency anywhere in the world.
1.7     “Cora” is defined in the introductory paragraph.
1.8    “CoraMed Assigned IP” is defined in Section 8.1(b).
1.9    “CoraMed Code” is defined in Section 2.6(c).
1.10    “CoraMed Sublicensee/Customer” means any sublicensee, customer, distributor, purchaser, consignee or lessee of CoraMed or any of its Affiliates.
1.11    “Development Agreement” means one or more Development Agreements that may be entered into by CoraMed and Haemonetics or Affiliates thereof, following the date of this License Agreement, relating to the development or improvement of TEG 6000 Products.
1.12    “Designated Products” is defined in Section 2.3(b).
1.13    “End-User License” is defined in Section 2.3(c)(i).
1.14    “End-Users” means customers who acquire rights to the Licensed Software for their internal use and not for redistribution, remarketing, time-sharing, or service bureau use.
1.15    “Excluded License” means any license, including but not limited to any open source license, that requires as a condition of use, modification or distribution of software subject to such license, that such software or other software combined and/or distributed with such software be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.
1.16    “Exploit” means to research, develop, make, have made, import, use, sell, offer for sale, market, dispose of, or otherwise practice the subject matter of the applicable Patents or Know-How.

1.17    “Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
1.18    “HAE Code” is defined in Section 2.6(c).
1.19    “Haemonetics” shall have the meaning set forth in the Introductory Paragraph.
1.20    “Haemonetics Licensed Copyrights” means, other than Copyrights in the Haemonetics Licensed Software or the Haemonetics Licensed Documentation, any and all Copyrights Controlled by Haemonetics after the Effective Date that are associated with any and all works of authorship constituting the Haemonetics Licensed Know-How, including without limitation, lab notebooks and drawings.
1.21    “Haemonetics Licensed Documentation” means any and all end user documentation and technical documentation (e.g., source code documentation and other technical documentation) that is associated with the Haemonetics Licensed Software or TEG 6000 Products made commercially available by Haemonetics during the term of this License Agreement, including without limitation owners manuals, instructions for use and photographs.
1.22    “Haemonetics Licensed Know-How” means any and all Know-How now or hereafter Controlled by Haemonetics the subject matter of which is specific to the manufacturing or configuration of a TEG 6000 Product.
1.23    “Haemonetics Licensed Know-How Rights” means any and all rights, under applicable trade secret laws, in and to any and all Haemonetics Licensed Know-How.
1.24    “Haemonetics Licensed IP” means, collectively, the Haemonetics Licensed Copyrights, Haemonetics Licensed Know-How Rights and Haemonetics Licensed Patents.
1.25    “Haemonetics Licensed Patents” means any and all Patents now or hereafter Controlled by Haemonetics the subject matter of which is specific to the configuration of a TEG 6000 Product.
1.26    “Haemonetics Licensed Software” means any and all software Controlled by Haemonetics after the Effective Date that is used specifically in the configuration of a TEG 6000 Product.
1.27    “Haemonetics Sublicensee/Customer” means any sublicensee, customer, distributor, purchaser, consignee or lessee of Haemonetics or any of its Affiliates.
1.28    “Haemoscope” means Haemoscope Corporation (f/k/a Huron Acquisition Corporation), a Massachusetts corporation.
1.29    “Hospitals and Labs Field” means the fields of (a) any and all providers, wherever located, of primarily “in-patient hospital services” (as defined by CMS as services that are eligible for reimbursement under Part A of the Medicare program, assuming, for this purpose, that such provider were located within the United States of America, but excluding any skilled nursing facility or assisted living facility) and/or (b) any and all diagnostic laboratories, wherever located, that serve as laboratories for a majority of a Hospital’s in-patient hemostasis testing.
1.30    “IP License Agreements” is defined in Section 2.3(b)
1.31    “Joint Product Claim” is defined in Section 10.2(b)(ii).
1.32    “Know-How” means all confidential, technical and/or proprietary information and knowledge, whether or not patentable and whether or not in written form, including, without limitation, information, inventions, specifications, know-how and knowledge regarding inventions, discoveries, techniques, research in progress, trade secrets, systems, methods, processes, algorithms, technical data, formulae, drawings, designs, schematics, blueprints, flow charts, models, prototypes, techniques, practices, manufacturing and design information, information regarding biological reagents, and financial, business, marketing and client information.

1.33    “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
1.34     “Licensed Copyrights” means, other than Copyrights in the Licensed Software or the Licensed Documentation, any and all Copyrights Controlled by CoraMed after the Effective Date that are associated with any and all works of authorship constituting the Licensed Know-How, including without limitation, lab notebooks and drawings.
1.35    “Licensed Documentation” means any and all end user documentation and technical documentation (e.g., source code documentation and other technical documentation) that is associated with the Licensed Software or TEG 6000 Products made commercially available by CoraMed during the term of this License Agreement, including without limitation owners manuals, instructions for use and photographs.
1.36    “Licensed IP” means, collectively, the Licensed Copyrights, Licensed Know-How Rights and Licensed Patents.
1.37    “Licensed Know-How” means any and all Know-How now or hereafter Controlled by CoraMed the subject matter of which is specific to the manufacturing or configuration of a TEG 6000 Product.
1.38    “Licensed Know-How Rights” means any and all rights, under applicable trade secret laws, in and to any and all Licensed Know-How.
1.39    “Licensed Patents” means any and all Patents now or hereafter Controlled by CoraMed the subject matter of which is specific to the configuration of a TEG 6000 Product. The Licensed Patents that exist as of the Effective Date are listed on Schedule A hereto.
1.40    “Licensed Software” means any and all software Controlled by CoraMed after the Effective Date that is used specifically in the configuration of a TEG 6000 Product.
1.41    “License Term” is defined in Section 2.6(a)(i).
1.42    “Manufacturing Information” is defined in Section 2.4(b).
1.43    “Manufacturing License” is defined in Section 2.3(a).
1.44    “Non-Torsion Products” means any and all products or combinations of products that measure hemostasis but are not Torsion Products. As used herein, such products shall include accessories and consumables customarily included or used with such products.
1.45    “Object Code” means computer software programs, assembled or compiled substantially or entirely in binary form, which are readable and usable by computer equipment, but not generally readable by humans without reverse assembly, reverse compiling or reverse engineering.
1.46    “Party” means Cora Healthcare, CoraMed or Haemonetics, individually, and “Parties” means Cora Healthcare, CoraMed and Haemonetics, collectively.
1.47    “Patents” means patents and patent applications (which for the purposes of this License Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and any foreign equivalents thereof, and shall include patents whose term has been extended by statutory patent term adjustments or extensions in any jurisdiction in the world, including but not limited to those patent term adjustments and extensions granted under 35 U.S.C. § 154(b) or 35 U.S.C. § 156.
1.48    “Person” shall have the meaning set forth in the Purchase Agreement.
1.49    “Product Claim” is defined in Section 10.2(b)(i).

1.50    “Product Developments” is defined in Section 2.4(b).
1.51     “Representatives” shall have the meaning set forth in Section 13.4.
1.52    “Resellers” means distributors, wholesalers, and retailers of TEG 6000 Products.
1.53     “Source Code” means the human readable representation of a computer program or designs written in any computer-programming language (e.g., VHDL, Verilog, Matlab, SPICE, C, C++, TCL, Perl, assembly code, etc.).
1.54    “Spin-off Affiliate” is defined in Section 18.5(c).
1.55    “Statement of Work” is defined in Section 5.
1.56    “Successor Company” is defined in Section 18.5(c)(i).
1.57    “TEG 6000 Analyzer” means (a) the four channel resonant frequency hemostasis measurement device developed by CoraMed and delivered to Haemonetics hereunder, and (b) improvements thereto either (i) developed by CoraMed pursuant to a Development Agreement or (ii) developed by Haemonetics (for the avoidance of doubt, such improvements shall not be deemed to include any device that is not a four channel resonant frequency hemostasis measurement device), in any case the making, using, selling, offering for sale or importing of which by Haemonetics or any of its Affiliates would, but for the licenses granted in Section 2.1 and/or Section 2.3 below of this License Agreement, (i) infringe a Valid Claim of the Licensed Patents, (ii) misappropriate any Licensed Know-How, or (iii) infringe any Licensed Copyright or Copyright in any Licensed Software or Licensed Documentation, in each case, in the country in which any such product is so made, used, sold, offered for sale or imported by Haemonetics or any of its Affiliates or on Haemonetics’ or any such Affiliate’s behalf.
1.58    “TEG 6000 Product(s)” means (a) the TEG 6000 Analyzer, and (b) accessories and consumables currently included or used with the TEG 6000 Analyzer or hereafter either (i) developed by CoraMed for inclusion or use with the TEG 6000 Analyzer pursuant to a Development Agreement, or (ii) developed by Haemonetics, the making, using, selling, offering for sale or importing of which by Haemonetics or any of its Affiliates would, but for the licenses granted in Section 2.1 and/or Section 2.3 below of this License Agreement, (i) infringe a Valid Claim of the Licensed Patents, (ii) misappropriate any Licensed Know-How, or (iii) infringe any Licensed Copyright or Copyright in any Licensed Software or Licensed Documentation, in each case, in the country in which any such product is so made, used, sold, offered for sale or imported by Haemonetics or any of its Affiliates or on Haemonetics’ or any such Affiliate’s behalf.
1.59    “Third Party” means any Person other than Cora Healthcare, CoraMed, Haemonetics and each of their respective Affiliates.
1.60    “Title 11” shall have the meaning set forth in Section 17.
1.61    “Valid Claim” means a claim of any issued and unexpired patent within the Licensed Patents which has not lapsed, become abandoned or been held revoked, invalid, or unenforceable by a decision of a court or administrative or government authority or agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for such appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
2.    License Grants.
2.1    Patents and Know-How. CoraMed hereby grants to Haemonetics and its Affiliates, and Haemonetics, on behalf of itself and its Affiliates, hereby accepts, a worldwide, exclusive (even as to each of Cora Healthcare and CoraMed, acting individually or collectively), royalty-free, fully paid-up, perpetual, irrevocable, transferable (subject to the requirements set forth in this License Agreement under Section 18.5 below) right and license under the Licensed Patents and Licensed Know-How Rights, in the Hospitals and Labs Fields only (subject to Section 2.5(b)), to use, sell, have sold, offer for sale, and have offered for sale Non-Torsion Products, and the right to practice the methods claimed or included in such Licensed Patents and/or Licensed Know-How in connection with using, selling, having sold, offering for sale, and having offered for sale such Non-Torsion Products. Subject to the terms and conditions hereof, Haemonetics may sublicense, directly or indirectly (through multiple tiers), the rights granted to Haemonetics under this Section 2.1 to any Person.

2.2    Sublicenses. All sublicenses granted by Haemonetics shall be no less protective in all materials respects of the Licensed IP than the terms and conditions of this License Agreement or shall be null and void. Within 30 days of the end of each calendar quarter, Haemonetics shall provide CoraMed a written report listing each sublicensee to which it has sublicensed rights under Section 2.1 above.
2.3    Manufacturing License; License from Haemonetics.
(a)    Manufacturing License. CoraMed hereby grants to Haemonetics and its Affiliates, and Haemonetics, on behalf of itself and its Affiliates, hereby accepts, a worldwide, exclusive (as described below) (even as to Cora), perpetual, irrevocable, transferable (subject to the requirements set forth in this License Agreement under Section 18.5 below) right and license,
(i)    under the Licensed Patents and Licensed Know-How Rights, to make, have made, import and have imported TEG 6000 Products, and the right to practice the methods claimed or included in such Licensed Patents and/or Licensed Know-How in connection with making, having made, importing and having imported such TEG 6000 Products,
(ii)    under the Licensed Copyrights, to reproduce, display, perform, distribute, modify and create derivative works of the works of authorship that are the subject matter of the Licensed Copyrights,
(iii)    to use, reproduce and modify and create derivative works of all or any portion or portions of the Source Code of the Licensed Software for internal research and development purposes, including creating new versions of the Licensed Software and different software products based on the Licensed Software,
(iv)    to use, reproduce, display and modify and create derivative works of all or any portion or portions of the Object Code of the Licensed Software and to distribute such Object Code, and
(v)    to use, reproduce, display, modify and create derivative works of and distribute all or any portion or portions of the Licensed Documentation and to distribute such Documentation,
(the “Manufacturing License”). The Manufacturing License set forth in this Section 2.3(a) shall be exclusive (even as to each of Cora Healthcare and CoraMed, acting individually or collectively) in, and limited to, the Hospitals and Labs Field (subject to Section 2.5(b)). Subject to the terms and conditions hereof, Haemonetics may sublicense, directly or indirectly (through multiple tiers), the rights granted to Haemonetics under this Section 2.3(a) to any Person; provided, however, that sublicenses granted by Haemonetics shall be no less protective in all material respects of the Licensed IP than the terms and conditions of this License Agreement or shall be null and void. Within 30 days of the end of each calendar quarter, Haemonetics shall provide CoraMed a written report listing each sublicensee to which it has sublicensed rights under this Section 2.3.
(b)    License of Haemonetics Licensed IP. CoraMed acknowledges and agrees that Haemonetics owns all right, title and interest in and to any Haemonetics Licensed IP. Haemonetics hereby grants to CoraMed, and CoraMed hereby accepts, a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up, transferable (subject to the requirements set forth in this License Agreement under Section 18.5 below) right and license, outside the Hospitals and Labs Field in connection with Designated Products, to:
(i)    make, have made, import, have imported use, sell, have sold, offer for sale, and have offered for sale Designated Products incorporating the Haemonetics Licensed Patents and Haemonetics Licensed Know-How Rights, and the right to practice the methods claimed or included in such Haemonetics Licensed Patents and Licensed Know-How in connection with making, having made, importing, having imported, using, selling, having sold, offering for sale and having offered for sale such Designated Products;
(ii)    use, reproduce and modify and create derivative works of all or any portion or portions of any Source Code included in Haemonetics Licensed Software, for internal research and development purposes;

(iii)    use, reproduce, display, perform and modify and create derivative works of all or any portion or portions of any Object Code included in any Haemonetics Licensed Software and to distribute such Object Code;
(iv)    use, reproduce, display, distribute and modify and create derivative works of all or any portion or portions of documentation included in the Haemonetics Licensed Documentation.
As used in this Section 2.3(b), “Designated Products” means any and all products that measure hemostasis but do not rely on torsion wire-based technology to do so, the making, using, selling, offering for sale or importing of which by Cora Healthcare and/or CoraMed would, but for the licenses granted in those certain license agreements, dated either as of May 20, 2008 or as of the date hereof, by and between Cora and Haemonetics or Haemoscope (including this License Agreement) (collectively, the “IP License Agreements”), either (1) infringe a Valid Claim of the Patents included in the applicable licensed assets or rights, or (2) misappropriate any Know-How included in the applicable licensed assets or rights, in each case, in the country in which any such product is so made, used, sold, offered for sale or imported by Cora Healthcare and/or Cora or on Cora Healthcare’s and/or CoraMed’s behalf.

Subject to the terms and conditions hereof, CoraMed may sublicense, directly or indirectly, (through multiple tiers), the rights granted to CoraMed under this Section 2.3(b) to any Person. All sublicenses granted by CoraMed shall be no less protective in all material respects of the Haemonetics Licensed IP than the terms and conditions of this License Agreement or shall be null and void. Within 30 days of the end of each calendar quarter, CoraMed shall provide Haemonetics a written report listing each sublicensee to which it has sublicensed rights under this Section 2.3(b).

(c)    Sublicenses. CoraMed hereby grants to Haemonetics and its Affiliates, and Haemonetics, on behalf of itself and its Affiliates, hereby accepts, the right to:
(i)    grant sublicenses for use of the Object Code of the Licensed Software, only as integrated in any product in the Hospitals and Labs Field to End-Users, only for use of the Licensed Software only for use in connection with any product in the Hospitals and Labs Field, and not for redistribution, pursuant to written agreements that protect the Licensed Software in a manner consistent with the terms of this License Agreement, which may be unsigned in either “shrink wrapped” form or an electronic equivalent which permits the End-User to view and indicate agreement with the license terms prior to using the applicable software (“End-User License”); and
(ii)    to grant sublicenses to Resellers for redistribution of the Licensed Software for use in connection with any product in the Hospitals and Labs Field, pursuant to written agreements that protect the Licensed Software in a manner consistent with the terms of this License Agreement.
2.4    Exercise of the Manufacturing License.
(a)    TEG 6000 Analyzer. In the case of the TEG 6000 Analyzer, the Parties shall cooperate to transition the manufacturing of the TEG 6000 Analyzer from CoraMed to Haemonetics as described on Schedule D attached hereto.
(b)    TEG 6000 Analyzer and Other Products. For the TEG 6000 Analyzer and each other product for which specifications are disclosed by CoraMed to Haemonetics pursuant to this License Agreement, during the six (6) month period following disclosure of the final specifications for each such product to Haemonetics, CoraMed shall promptly for each such product, at Haemonetics’ cost and expense, (i) provide Haemonetics or Haemonetics’ designated Third Party contract manufacturer with such instructions, specifications, and other know-how and materials describing the composition and manufacture of the applicable TEG 6000 Products, including a description of the suppliers, raw materials, processes, equipment, and instruments used for the manufacture of such components, all in sufficient detail to reasonably enable Haemonetics to manufacture such components in the same manner as such manufacture is performed by or for CoraMed, (ii) use reasonable commercial efforts to assist Haemonetics or Haemonetics’ designated Third Party contract manufacturer in securing supply terms for raw materials that are similar to the terms in CoraMed’s agreements with its suppliers of raw materials, (iii) provide reasonable cooperation to Haemonetics (including the reasonable availability of CoraMed personnel) and (iv) grant rights to Haemonetics, free of charge, under any regulatory applications (including all documents, data and information related to such applications) and regulatory approvals, licenses, registrations and authorizations, in each case of (i) through (iii) above, as necessary to enable Haemonetics to manufacture and have manufactured and import and have imported such TEG 6000 Products. At Haemonetics’ cost and expense, within thirty (30) days after the end of each calendar quarter in which CoraMed has developed a Product Development (as defined below) pursuant to the Development Agreement, CoraMed shall provide Haemonetics with a written report listing any and all updates, modifications, improvements or other developments (collectively, “Product Developments”) relating to the subject matter of clauses (i) through (iv) of the immediately preceding sentence along with descriptions sufficient for Haemonetics to manufacture the applicable TEG 6000 Product (such ongoing disclosures, the “Manufacturing Information”); provided, however, that CoraMed shall not be obligated to provide such written report to Haemonetics for a calendar quarter in which CoraMed has not developed a Product Development. Such obligation shall continue until the date on which Haemonetics, or a contract manufacturer on the behalf of Haemonetics, begins commercial manufacturing of such TEG 6000 Products. Any non-public materials and information released to Haemonetics under this Section 2.4 shall be treated confidentially in accordance with Section 13, and shall be used by Haemonetics and its contract manufacturer authorized under this Section 2.4, only to manufacture the TEG 6000 Products in accordance with Section 2.3.
(c)    If CoraMed develops a Product Development that is not covered by the Development Agreement, CoraMed will not be obligated to provide such Product Development to Haemonetics unless CoraMed and Haemonetics first agree upon the financial terms relating to such Product Development. All such Product Developments provided by CoraMed to Haemonetics hereunder shall be deemed to have been developed by CoraMed pursuant to a Development Agreement for the purposes of this License Agreement (including Section 6.3(a) herein) and shall be subject to the obligation of Haemonetics to pay the Future Payments (as defined in Schedule B to this License Agreement) with respect to such Product Developments hereunder, unless the Development Agreement or another agreement between CoraMed and Haemonetics specifies another payment arrangement with respect to such Product Developments.
2.5    Abandonment of Market.
(a)    In the event Haemonetics and all of its Affiliates or direct or indirect successors or assigns Abandons, in the Hospitals and Labs Field, all Non-Torsion Products, and Haemonetics provides either Cora Healthcare or CoraMed with written notice of such Abandonment, then (i) the license granted under Section 2.1 shall become non-exclusive effective upon the date of receipt of such notice and (ii) the licenses granted to CoraMed under Section 2.3(b) shall also be exercisable in the Hospitals and Labs Field on a non-exclusive basis effective upon the date of receipt of such notice.
(b)    In the event Cora Healthcare, CoraMed and all of their Affiliates or direct or indirect successors or assigns Abandons, outside the Hospitals and Labs Field, all Non-Torsion Products, and Cora provides Haemonetics with written notice of such Abandonment, then the licenses granted under Sections 2.1 and 2.3 shall also apply to TEG 6000 Products outside of the Hospitals and Labs Field on a non-exclusive basis effective upon the date of receipt of such notice.
2.6    Restrictions.
(a)    Covenants.
(i)    For as long as any of the license grants by CoraMed to Haemonetics and its Affiliates set forth in Sections 2.1 and 2.3 are in effect (the “License Term”), Haemonetics shall not, and shall cause its Affiliates not to, and shall use commercially reasonable efforts to cause the Haemonetics Sublicensees/Customers not to, Exploit or otherwise practice the subject matter of the Licensed IP by
(A)    researching, developing, using, manufacturing or have manufactured any TEG 6000 Products intended by Haemonetics or the applicable Affiliate for use solely outside of the Hospitals and Labs Field; or
(B)    marketing, selling, offering to sell, importing, distributing or otherwise disposing of any TEG 6000 Products outside of the Hospitals and Labs Field.
(ii)    During the License Term, Haemonetics shall label all TEG 6000 Products distributed or sold by or on behalf of Haemonetics with the following phrase (or similar words which fairly convey such products are for sale or use only in the Hospitals and Labs Field): “permitted for sale or use only in in-patient hospitals and any laboratories that are primary providers of such hospitals.”
(iii)    During the License Term, without the prior written consent of CoraMed, Haemonetics shall not, in the development and commercialization of TEG 6000 Products, intentionally (A) design, modify or otherwise improve any such TEG 6000 Products with the sole goal or intent of improving its efficacy or performance outside the Hospitals and Labs Field, or (B) optimize, induce, support or encourage the use of any TEG 6000 Products solely outside the Hospitals and Labs Field.
(iv)    Notwithstanding the foregoing to the contrary, this Section 2.6(a) shall expire upon receipt by Haemonetics of the notice described in Section 2.5(b).
(b)    Actions of Haemonetics’ Sublicensee/Customer or Affiliates. Notwithstanding anything contained herein to the contrary, prior to the receipt by Haemonetics of the notice described in Section 2.5(b), (i) Haemonetics shall not Exploit or otherwise practice, (ii) Haemonetics shall not allow any Haemonetics Affiliates to Exploit or otherwise practice, (iii) Haemonetics shall use commercially reasonable efforts to prevent Haemonetics Sublicensees/Customers from Exploiting or otherwise practicing, and (iv) with respect to any distributor, sublicense or other agreements entered into by Haemonetics or any Haemonetics Affiliates, or purchase orders issued or accepted by Haemonetics or any Haemonetics Affiliates, in each case after the Effective Date, Haemonetics shall expressly prohibit in writing all Haemonetics Sublicensees/Customers of TEG 6000 Products from Exploiting or otherwise practicing, the subject matter of the Licensed IP outside the Hospitals and Labs Field. With respect to not allowing certain activities by Haemonetics Sublicensees/Customers as set forth in clause (iii) of the first sentence of this Section 2.6(b), the Parties understand and agree that, without limiting Haemonetics’ obligations under such clause, once Haemonetics learns of any violation of its obligations not to allow any Haemonetics Sublicensee/Customer to conduct those prohibited activities, Haemonetics shall promptly use best efforts to end all such prohibited activities by such Haemonetics Sublicensee/Customer within a commercially reasonable time period, and if unable to end all such prohibited activities by such efforts, shall in all events within ninety (90) days of first learning of any such prohibited activities by such Haemonetics Sublicensee/Customer: (x) terminate the sublicense to such Haemonetics Sublicensee/Customer; and (y) stop selling (directly or indirectly through other Haemonetics Sublicensees/Customers or otherwise) TEG 6000 Products to such Haemonetics Sublicensee/Customer. If CoraMed notifies Haemonetics in writing of any Haemonetics Sublicensee/Customer conducting any such prohibited activities, Haemonetics shall thereafter confirm in writing to CoraMed that Haemonetics has complied with the immediately preceding sentence for such Haemonetics Sublicensee/Customer. In any written agreement with a Haemonetics Sublicensee/Customer, Haemonetics shall require that the Haemonetics Sublicensee/Customer agree that CoraMed shall be treated as an intended third party beneficiary for purposes of enforcing under such agreement the restrictions described in this Section 2.6.
(c)    Excluded License. Haemonetics’ license to the Licensed Software, and CoraMed’s license to the Haemonetics Licensed Software, do not include any license, right, power or authority to subject the Source Code or Object Code of the Licensed Software (collectively, the “CoraMed Code”) or the Source Code or Object Code of the Haemonetics Licensed Software (collectively, the “HAE Code”), respectively, in whole or in part to any terms of an Excluded License. By way of example, CoraMed and Haemonetics, as applicable, do not have any license, right, power or authority to do either of the following:
(i)    with respect to Haemonetics, create derivative works of the Licensed Software in any manner that would cause the CoraMed Code to become subject to any of the terms of an Excluded License, and with respect to CoraMed, create derivative works of the Haemonetics Licensed Software in any manner that would cause the HAE Code, in whole or in part to become subject to any of the terms of an Excluded License; or
(ii)    with respect to Haemonetics, distribute the Licensed Software or derivative works thereof in any manner that would cause the CoraMed Code in whole or in part to become subject to any of the terms of an Excluded License, and with respect to CoraMed, distribute the Haemonetics Licensed Software or derivative works thereof in any manner that would cause the HAE Code in whole or in part to become subject to any of the terms of an Excluded License.
Nothing in this Section 2.6(c) prohibits: (1) Haemonetics from distributing with the TEG 6000 Products any software that is not subject to an Excluded License as described above, nor from distributing with the TEG 6000 Products software subject to an Excluded License in a manner that does not subject, or purport to subject, the CoraMed Code (or any CoraMed intellectual property associated therewith) to the terms of an Excluded License; and (2) CoraMed from distributing with the Haemonetics Licensed Software any software that is not subject to an Excluded License as described above, nor from distributing with the Haemonetics Licensed Software subject to an Excluded License in a manner that does not subject, or purport to subject, the HAE Code (or any Haemonetics intellectual property associated therewith) to the terms of an Excluded License.

2.7    Rights Held by Affiliates of Cora. Cora hereby represents that it has entered into a written agreement with each of its Affiliates (including, without limitation, Gabriel Raviv and Eli Cohen), and has caused each of its Affiliates to enter into a written agreement with Cora, pursuant to which such Affiliate assigned and assigns to Cora Healthcare or CoraMed all of each such Affiliate’s rights in (a) any and all Patents, the subject matter of which has applicability in the research, development, manufacture, use, sale or importation of any TEG 6000 Product, other than the Patents licensed by Cora to Haemonetics pursuant to that certain License Agreement dated May 20, 2008, by and between the Parties and titled Amended and Restated (Sub)License Agreement No. 2 (Cora to Haemonetics; DA’AT Patent), (b) any and all Know-How or software the subject matter of which has applicability in the research, development, manufacture, use, sale or importation of any TEG 6000 Product, (c) any and all Copyrights that are embodied in any and all works of authorship constituting the Know-How the subject matter of which has applicability in the research, development, manufacture, use, sale or importation of any TEG 6000 Product and (d) all other intellectual property and trade secret rights that claim or cover such Patents, Know-How, software and Copyrights, or the subject matter of such intellectual property rights. In any written agreement entered into with an Affiliate of Cora pursuant to this Section 2.7, Cora represents and covenants that is has required and shall require that each Affiliate agree that Haemonetics shall be treated as an intended third party beneficiary for purposes of enforcing under such agreement the assignments described in this Section 2.7.
2.8    Reservation of Rights. Except as expressly set forth herein: (a) CoraMed reserves all right, title, and interest in the Licensed IP, and intellectual property rights associated with the Licensed Software and the Licensed Documentation; and (b) Haemonetics reserves all right, title, and interest in the intellectual property rights associated with the Haemonetics Licensed IP, and intellectual property rights associated with the Haemonetics Licensed Software and the Haemonetics Licensed Documentation.
2.9    Allocation. The parties agree to allocate the amounts payable hereunder among the acquired assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule E.
2.10    Covenants of CoraMed.
(a)    Hospital and Labs Field.
(i)    During the License Term, CoraMed shall not, and shall cause its Affiliates (including Cora Healthcare) not to, and shall use commercially reasonable efforts to cause the CoraMed Sublicensees/Customers not to, Exploit or otherwise practice the subject matter of the Licensed IP by
(A)    researching, developing, using, manufacturing or have manufactured any TEG 6000 Products intended by CoraMed or the applicable Affiliate for use solely in the Hospitals and Labs Field; or
(B)    marketing, selling, offering to sell, importing, distributing or otherwise disposing of any TEG 6000 Products in the Hospitals and Labs Field.
(ii)    During the License Term, CoraMed shall label all TEG 6000 Products distributed or sold by or on behalf of CoraMed with the following phrase (or similar words which fairly convey such products are for sale or use only outside the Hospitals and Labs Field): “not permitted for sale to or use in in-patient hospitals and any laboratories that are primary providers of such hospitals.”
(iii)    During the License Term, without the prior written consent of Haemonetics or pursuant to a Development Agreement, CoraMed shall not, in the development and commercialization of TEG 6000 Products, intentionally (A) design, modify or otherwise improve any such TEG 6000 Products with the sole goal or intent of improving its efficacy or performance in the Hospitals and Labs Field, or (B) optimize, induce, support or encourage the use of any TEG 6000 Products solely in the Hospitals and Labs Field.
(iv)    Notwithstanding the foregoing to the contrary, this Section 2.10(a) shall expire upon receipt by CoraMed of the notice described in Section 2.5(a).

(b)    Actions of CoraMed Sublicensee/Customer or Affiliates. Notwithstanding anything contained herein to the contrary, prior to the receipt by CoraMed of the notice described in Section 2.5(a), (i) CoraMed shall not Exploit or otherwise practice, (ii) CoraMed shall not allow any Affiliates of CoraMed to Exploit or otherwise practice, (iii) CoraMed shall use commercially reasonable efforts to prevent CoraMed Sublicensees/Customers from Exploiting or otherwise practicing, and (iv) with respect to any distributor, sublicense or other agreements entered into by CoraMed or any Affiliates of CoraMed, or purchase orders issued or accepted by CoraMed or any Affiliates of CoraMed, in each case after the Effective Date, CoraMed shall expressly prohibit in writing all CoraMed Sublicensees/Customers of TEG 6000 Products from Exploiting or otherwise practicing, the subject matter of the Licensed IP in the Hospitals and Labs Field. With respect to not allowing certain activities by CoraMed Sublicensees/Customers as set forth in clause (iii) of the first sentence of this Section 2.10(b), the Parties understand and agree that, without limiting CoraMed’s obligations under such clause, once CoraMed learns of any violation of its obligations not to allow any CoraMed Sublicensee/Customer to conduct those prohibited activities, CoraMed shall promptly use best efforts to end all such prohibited activities by such CoraMed Sublicensee/Customer within a commercially reasonable time period, and if unable to end all such prohibited activities by such efforts, shall in all events within ninety (90) days of first learning of any such prohibited activities by such CoraMed Sublicensee/Customer: (x) terminate the sublicense to such CoraMed Sublicensee/Customer; and (y) stop selling (directly or indirectly through other CoraMed Sublicensees/Customers or otherwise) TEG 6000 Products to such CoraMed Sublicensee/Customer. If Haemonetics notifies CoraMed in writing of any CoraMed Sublicensee/Customer conducting any such prohibited activities, CoraMed shall thereafter confirm in writing to Haemonetics that CoraMed has complied with the immediately preceding sentence for such CoraMed Sublicensee/Customer. In any written agreement with a CoraMed Sublicensee/Customer, CoraMed shall require that the CoraMed Sublicensee/Customer agree that Haemonetics shall be treated as an intended third party beneficiary for purposes of enforcing under such agreement the restrictions described in this Section 2.10.
2.11    Research and Development Activities. For the avoidance of doubt, the Parties acknowledge and agree that CoraMed shall be permitted to pursue research and development activities relating to all Non-Torsion Products in the Hospitals and Labs Field, so long as such activities do not violate the covenants set forth in Section 2.10. The foregoing acknowledgement and agreement shall be deemed to apply to all of the IP License Agreements and the Supply Agreement.
3.    Compensation. In consideration of the license rights granted herein by CoraMed to Haemonetics relating to the TEG 6000 Products, Haemonetics shall pay CoraMed the payment amounts set forth on and as described in Schedule B attached hereto.
4.    Regulatory Matters. Notwithstanding Section 2.4(b)(iv) above, the Parties shall pursue certain regulatory objectives as described on Schedule C attached hereto.
5.    Further Development. From time to time, each Party may require certain services of the other Party in seeking regulatory objectives for TEG 6000 Products as are described on statements of work which are executed by both Parties pursuant to this License Agreement (the “Statements of Work”), each of which shall expressly reference this License Agreement. Such services shall be provided in accordance with the provisions of this License Agreement and the applicable Statement of Work. Each Statement of Work will contain a description of the tasks to be performed and, if necessary, the deliverables and documentation to be produced by the applicable Party. Also included, if applicable, will be a schedule of payments and payment terms. The applicable Statement of Work may include such additional terms and conditions as the Parties may wish to include. Each Party shall provide the services requested by the other Party to the extent that such Party has the capability to provide such Services; provided, however, that the foregoing provision shall not be deemed to obligate such Party to engage or employ additional personnel to provide such Services unless otherwise set forth in the applicable Statement of Work. In the event of a conflict between any term or condition of this License Agreement and any Statement of Work, the applicable term or condition of this License Agreement shall govern. Upon execution of any Statement of Work, the terms and conditions of such Statement of Work are hereby incorporated into and become part of this License Agreement.
6.    Transfer of Copies of Licensed IP; Disclosure and Technical Assistance.
6.1    Transfer of Copies of Licensed IP. On the Effective Date, CoraMed shall transfer to Haemonetics copies of all documents and materials (including without limitation software) Controlled by CoraMed, embodying the Licensed IP, the subject matter of the Licensed IP, the Licensed Software and Licensed Documentation, including without limitation the following documents and materials to the extent available as of the Effective Date and each of the Milestone Payment Dates:
(a)    510(k) submission including all attachments, addendums and amendments;

(b)    Technical File satisfying Directive 98/79/EC;
(c)    Design History File as required per 21 C.F.R. 820.30 including but not limited to all documents relating to design and development plans, design inputs, design outputs, meeting minutes and outcome of design reviews, design verification and tracing, and design validation;
(d)    Risk Management File satisfying the requirements of ISO 14971 if not included and identified above;
(e)    Bill of Materials including identification of all parts/components for the TEG 6000 Products and associated reagent cartridge systems including but not limited to drawings, specifications, manufacturing instructions and inspection/calibration procedures; and
(f)    complete technical transfer documents including but not limited to any process Failure Mode Effects Analysis (pFMEA), process validation protocols and reports and shipping studies.
In addition, following the Effective Date, during the term of the Supply Agreement, to the extent that Haemonetics or its Affiliates possess any of the documents or materials described in Sections 6.1(a)-(f), then within thirty (30) days following a written request from CoraMed, Haemonetics shall provide copies of all such documents or materials to CoraMed.
6.2    Disclosure by Haemonetics; General Technical Assistance.
(a)    At CoraMed’s cost and expense, at least 6 months prior to Haemonetics’ reasonably anticipated commercialization of any TEG 6000 Products, Haemonetics Licensed IP, Haemonetics Licensed Software or Haemonetics Licensed Documentation, Haemonetics shall provide CoraMed with a written report listing any and all of such newly developed TEG 6000 Products, Haemonetics Licensed IP, Haemonetics Licensed Software and Haemonetics Licensed Documentation. Such list shall include a brief description of the TEG 6000 Products, Haemonetics Licensed IP, Haemonetics Licensed Software and Haemonetics Licensed Documentation so as to allow CoraMed to understand the subject matter of the TEG 6000 Products, Haemonetics Licensed IP, Haemonetics Licensed Software and Haemonetics Licensed Documentation. Upon written request of CoraMed, Haemonetics shall provide CoraMed with access to and a right to review any and all of the TEG 6000 Products, Haemonetics Licensed IP, Haemonetics Licensed Software (in Source Code and Object Code form) and Haemonetics Licensed Documentation.
(b)    At CoraMed’s expense, the Parties shall provide appropriate technical and scientific personnel to meet at times and locations to be agreed upon in good faith to discuss any Haemonetics Licensed IP or the subject matter of the Haemonetics Licensed IP with respect to which CoraMed has not previously requested technical assistance. At such meetings, Haemonetics shall provide reasonable support from Haemonetics technical and scientific personnel, relating to the use and practice of such Haemonetics Licensed IP, solely to the extent permitted under the licenses granted to CoraMed herein.
6.3    Disclosure by CoraMed; General Technical Assistance.
(a)    At Haemonetics’ cost and expense, within 30 days of the end of each calendar quarter in which CoraMed develops any TEG 6000 Products, Licensed IP, Licensed Software or Licensed Documentation pursuant to a Development Agreement, CoraMed shall provide Haemonetics with a written report listing any and all of such newly developed TEG 6000 Products, Licensed IP, Licensed Software and Licensed Documentation. Such list shall include a brief description of the TEG 6000 Products, Licensed IP, Licensed Software and Licensed Documentation so as to allow Haemonetics to understand the subject matter of the TEG 6000 Products, Licensed IP, Licensed Software and Licensed Documentation. Upon written request of Haemonetics, CoraMed shall provide Haemonetics with access to and a right to review any and all of the TEG 6000 Products, Licensed IP, Licensed Software (in Source Code and Object Code form) and Licensed Documentation.
(b)    At Haemonetics’ cost and expense, the Parties shall provide appropriate technical and scientific personnel to meet at times and locations to be agreed upon in good faith to discuss any Licensed IP or the subject matter of the Licensed IP with respect to which Haemonetics has not previously requested technical assistance. At such meetings, CoraMed shall provide reasonable support from CoraMed technical and scientific personnel, relating to the use and practice of such Licensed IP, solely to the extent permitted under the licenses granted to Haemonetics herein.

7.    Patent Marking. Haemonetics and/or its Affiliates shall mark and, if the applicable TEG 6000 Product is not so marked by Haemonetics or its Affiliates, shall use commercially reasonable efforts to cause any and all Haemonetics Sublicensees/Customers to mark, all TEG 6000 Products in a manner to provide sufficient notice under 35 U.S.C. § 287(a) and other applicable law. In the event that a TEG 6000 Product cannot be marked itself, the patent notice shall be placed on associated tags, labels, packaging, or accompanying documentation, either electronic or paper, as appropriate to provide sufficient notice under 35 U.S.C. § 287(a) and other applicable law.
8.    Prosecution and Maintenance.
8.1    Filing, Prosecution and Maintenance of Licensed IP.
(a)    CoraMed’s Rights. As between CoraMed and Haemonetics, CoraMed, by counsel it so chooses, has the first right, but not the obligation, to file, prosecute and maintain with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency, at its sole expense, the Licensed IP, in its own name and in countries designated by it at its sole discretion. CoraMed shall cause its patent counsel to provide Haemonetics with a list of the countries in which it has filed and/or intends to file applications. Such list shall be provided to Haemonetics at least sixty (60) days prior to the expiration of the corresponding United States priority date to allow Haemonetics to suggest that additional countries be added to the list or that one or more countries be deleted from the list. CoraMed agrees to file applications in the additional countries requested by Haemonetics unless it otherwise notifies Haemonetics under Section 8.1(b).
(b)    Haemonetics’ Rights. If CoraMed has decided not to exercise its rights in Section 8.1(a) above, then CoraMed shall give notice to Haemonetics of its determination not to file an application for and/or cease prosecution and/or maintenance of Licensed IP on a country by country basis and Haemonetics shall have the right, in its sole discretion, to file an application for, and/or continue prosecution and/or maintenance of such Licensed IP at its own expense and in the name of Haemonetics. In the event that Haemonetics elects to file an application for and/or continue prosecution and/or maintenance of such Licensed IP, then CoraMed hereby assigns and will assign to Haemonetics any and all right, title and interest it has in and to such specific Patent only in such country which CoraMed elects not to file or to cease prosecution or maintenance (and not any other Patent) (the “CoraMed Assigned IP”); provided, however, that Haemonetics hereby grants to CoraMed a worldwide, non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable, transferable (subject to the requirements set forth in this License Agreement under Section 18.5 below) right and license under such CoraMed Assigned IP outside of the Hospitals and Labs Field, to make, have made, use, sell, have sold, offer for sale, have offered for sale, import and have imported Non-Torsion Products, and the right to practice the methods claimed or included in such CoraMed Assigned IP in connection with such products. If Haemonetics elects to file an application for and/or continue prosecution and/or maintenance of any such CoraMed Assigned IP, CoraMed shall execute all necessary documents and perform all necessary acts at Haemonetics’ expense as may be reasonably necessary in a timely manner for Haemonetics to acquire ownership of any and all CoraMed Assigned IP and to perform any filing, prosecution or maintenance.
8.2    Cooperation. In any case of Section 8.1(a) or 8.1(b) set forth above, the Party controlling such prosecution or maintenance shall keep the other Party informed of developments in any such prosecution or maintenance.
9.    Interference, Opposition, Reexamination, Reissue and Review.
9.1    Parties’ Rights. Each Party shall, within five (5) days after learning of such event, inform the other Party of any request for, or filing or declaration of, any interference proceeding, opposition, reexamination, reissue or review related to any Patent included in the Licensed IP or CoraMed Assigned IP. The course of conduct with respect to any such action or proceeding shall be at the sole discretion of the Party owning such Patent; provided, however, in the event the Party owning such Patent decides not to take action with respect to such action or proceeding, then the Party owning such Patent shall give notice to the other Party reasonably in advance of any applicable deadlines, and the other Party shall have the sole discretion to determine the course of conduct with respect to such action or proceeding, at its expense.
9.2    Cooperation. At the expense of the Party controlling the course of conduct of the action or proceeding, the Parties shall cooperate fully with respect to any such action or proceeding, including to the extent permissible by law, providing each other with any information or assistance that either may reasonably request relating to the status of, or developments in, any such action or proceeding or any negotiation related thereto. The Party not controlling the course of conduct of the action or proceeding shall have the right to be kept fully informed and advise and comment with respect to decisions regarding the appropriate course of conduct for such action or proceeding.

9.3    Settlement or Resolution. No settlements, resolution or other voluntary final dispositions of an action or proceeding described in Section 9.1 that adversely affects the rights or obligations of a Party, including the rights or obligations of a Party under this License Agreement, shall be entered into or consented to in connection with any action or proceeding described in Section 9.1 without the prior written consent of the adversely affected Party, such consent not to be unreasonably withheld.
10.    Enforcement and Defense.
10.1    Infringement by Third Parties.
(a)    Notice of Infringement. Each Party shall provide written notice to the other Party promptly after becoming aware of any infringement of the Licensed IP in any field.
(b)    Haemonetics’ Rights. As between CoraMed and Haemonetics, if the applicable Licensed IP has applicability in the Hospitals and Labs Field, Haemonetics shall have the sole right, but not the obligation, under its own control and at its own expense, to prosecute any third party infringement of the Licensed IP and/or to defend the Licensed IP in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Licensed IP. Haemonetics may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement or declaratory judgment action hereunder without the prior written consent of CoraMed, not to be unreasonably withheld.
(c)    CoraMed’s Rights. If (i) the applicable Licensed IP has no applicability in the Hospitals and Labs Field, or (ii) within three (3) months of written notice from CoraMed of any infringement of the Licensed IP, Haemonetics has not exercised its rights in Section 10.1(b) above with respect to a specific claim of infringement, then Haemonetics shall give notice to CoraMed reasonably in advance of any deadline for such enforcement (to the extent applicable), and CoraMed shall have the right in its sole discretion to bring suit on its own behalf, at its own expense, solely with respect to such specific claim of infringement. If the applicable Licensed IP has no applicability in the Hospitals and Labs Field, Haemonetics shall have a continuing right to intervene in such suit. At CoraMed’s request, Haemonetics shall initiate or join in any such suit; in such event, CoraMed shall reimburse Haemonetics for its reasonable attorney’s fees and costs.
10.2    Infringement Claims. Notwithstanding anything to the contrary in this License Agreement, in the event that any or all of this Section 10.2 conflicts with any or all of the indemnification provisions of the Purchase Agreement, the relevant provisions of the Purchase Agreement shall govern.
(a)    Notice of Infringement. If the manufacture, sale, offer for sale, use or importation of any product or services that practices the Licensed IP in any field results in any claim, suit or proceeding filed by a Third Party alleging patent infringement by CoraMed or Haemonetics, such Party shall promptly notify the other Party in writing.
(b)    Right to Assert Licensed IP.
(i)    Notwithstanding anything herein to the contrary, subject to Section 10.2(b)(ii), if a claim, suit or proceeding is brought by a Third Party with respect to the product or service of either of the Parties that practices the Licensed IP (a “Product Claim”), then that Party shall have the sole and exclusive right, but not the obligation, to defend and control the defense such Product Claim, at its own expense, using counsel of its own choice; provided, however, that
(A)     if the Party subject to the Product Claim is Haemonetics and Haemonetics desires to assert any Licensed IP in connection with the defense of the Product Claim, then (1) at Haemonetics’ request, CoraMed shall initiate or join in the defense of any such Product Claim only with respect to the assertion of the Licensed IP in response to such Product Claim, (2) Haemonetics shall reimburse CoraMed for its reasonable attorney’s fees and costs, (3) Haemonetics shall keep CoraMed informed of all material developments in connection with the assertion of the Licensed IP in response to such Product Claim, (4) CoraMed shall cooperate in all reasonable respects with Haemonetics in the assertion of the Licensed IP in response to the Product Claim, and (5) CoraMed shall have pre-approval rights with respect to all aspects of the assertion of the Licensed IP in response to the Product Claim; and

(B)    if the Party subject to the Product Claim is CoraMed and CoraMed desires to assert any Licensed IP in connection with the defense of the Product Claim, then (1) CoraMed shall keep Haemonetics informed of all material developments in connection with any such Product Claim as such relate to the assertion of the Licensed IP in response thereto, (2) Haemonetics shall cooperate in all reasonable respects with CoraMed in the assertion of the Licensed IP in response to the Product Claim and (3) CoraMed shall consider in good faith the recommendations of Haemonetics with respect to the assertion of the Licensed IP in response to the Product Claim;
provided, further, that the Party subject to the Product Claim shall not enter into any settlement which admits or concedes that any aspect of the Licensed IP is invalid or unenforceable without the prior written consent of the other Party, such consent not to be unreasonably withheld.
(ii)    Notwithstanding anything herein to the contrary, if a claim, suit or proceeding is brought by a Third Party against both Parties with respect to products or services of the Parties that practice the Licensed IP (a “Joint Product Claim”), then each Party shall have the sole and exclusive right, but not the obligation, to defend itself and control its defense of such Joint Product Claim, at its own expense, using counsel of its own choice; provided, however, that the Parties will use commercially reasonable efforts to agree upon a mutually beneficial strategy for the defense of the Joint Product Claim; provided, further that
(A)    as between CoraMed and Haemonetics, CoraMed shall have the first right, but not the obligation, to assert the Licensed IP in response to the Joint Product Claim and, if CoraMed elects to so assert the Licensed IP, then (1) CoraMed shall keep Haemonetics informed of all material developments in connection with Joint Product Claim as such relate to the assertion of the Licensed IP in response thereto, (2) Haemonetics shall cooperate in all reasonable respects with CoraMed in the assertion of the Licensed IP in response to the Joint Product Claim and (3) CoraMed shall consider in good faith the recommendations of Haemonetics with respect to the assertion of the Licensed IP in response to the Joint Product Claim; and
(B)    if CoraMed elects not to assert the Licensed IP in response to the Joint Product Claim, then (1) CoraMed shall give notice to Haemonetics reasonably in advance of any deadline for such assertion so that such rights are not lost in connection with the defense of the Joint Product Claim, (2) at Haemonetics’ request, CoraMed shall initiate or join in the assertion of the Licensed IP in response to such Joint Product Claim, (3) Haemonetics shall reimburse CoraMed for its reasonable attorney’s fees and costs associated with the assertion of the Licensed IP in response to such Joint Product Claim, (4) Haemonetics shall keep CoraMed informed of all material developments in connection with the assertion of the Licensed IP in response to such Joint Product Claim, (5) CoraMed shall cooperate in all reasonable respects with Haemonetics in the assertion of the Licensed IP in response to the Joint Product Claim, and (6) CoraMed shall have pre-approval rights with respect to all aspects of the assertion of the Licensed IP in response to the Joint Product Claim;
provided, further, that the Party controlling the assertion of Licensed IP in response to the Joint Product Claim shall not enter into any settlement which admits or concedes that any aspect of the Licensed IP is invalid or unenforceable without the prior written consent of the other Party.
10.3    Settlements. No settlements, consent judgments, or other voluntary final dispositions of a dispute adversely affecting the rights or obligations of a Party, including the rights or obligations of the Party under this License Agreement, shall be entered into in connection with any dispute, claim or proceeding described in Sections 10.1 or 10.2 without the prior written consent of the adversely affected Party, such consent not to be unreasonably withheld.
10.4    Recovery. Any recovery obtained by either or both Haemonetics and CoraMed in connection with or as a result of any action contemplated by this Section 10, whether by settlement or otherwise, shall be shared in order as follows:
(a)    the Party that prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;
(b)    the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)    the amount of any recovery remaining shall then be shared based on the relative percentage that the amount of each Party’s respective annual gross revenues from sales of products practicing the Licensed IP that is the subject of the action, and related disposables and supplies, in its last completed fiscal year represents in relation to an aggregate amount that is the sum of each Party’s annual gross revenues from sales of products practicing the Licensed IP that is the subject of the action, and related disposables and supplies, in their respective last completed fiscal years (assuming, for the purposes of such calculation, that such gross revenues of CoraMed shall include all amounts paid by Haemonetics to CoraMed under this License Agreement arising from sales of products practicing the Licensed IP that is the subject of the action, and related disposables and supplies).
11.    Representations and Warranties.
11.1    Haemonetics. Haemonetics hereby represents and warrants to CoraMed that:
(a)    All corporate action on the part of Haemonetics and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this License Agreement and the performance of its obligations hereunder has been taken;
(b)    This License Agreement is the legal, valid and binding obligation of Haemonetics, enforceable against it in accordance with its terms; and
(c)    Neither the execution and delivery of this License Agreement nor the performance of the obligations contemplated hereby will: (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Haemonetics is a party or under which Haemonetics is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any Governmental Authority against, or affecting or binding upon, Haemonetics or upon the assets, property or business of Haemonetics, or (iii) constitute a violation by Haemonetics of any applicable Law of any jurisdiction as such Law relates to Haemonetics or to the property or business of Haemonetics.
11.2    Cora. Each of Cora Healthcare and CoraMed hereby represents and warrants to Haemonetics that:
(a)    All corporate action on the part of Cora and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this License Agreement and the performance of its obligations hereunder has been taken;
(b)    This License Agreement is the legal, valid and binding obligation of Cora, enforceable against it in accordance with its terms;
(c)    The manufacture, use, importation, offer for sale and/or sale of the TEG 6000 Analyzer will not infringe or violate the intellectual property rights of any Third Party; and
(d)    The Licensed IP licensed by CoraMed to Haemonetics pursuant to this Agreement, together with the licenses for Patents, Copyrights and Know-How Rights granted by Cora Healthcare to Haemonetics pursuant to the Amended and Restated License Agreement No. 1 and the Amended and Restated License Agreement No. 5, constitute all of the Patents, Copyrights and Know-How Rights owned by CoraMed or Cora Healthcare relating in any manner to any of the TEG 6000 Products. Cora Healthcare does not own any Patents, Copyrights or Know-How Rights solely applicable to the TEG 6000 Products or directed to the configuration of the TEG 6000 Analyzer.
(e)    Neither the execution and delivery of this License Agreement nor the performance of the obligations contemplated hereby will: (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Cora Healthcare, CoraMed, or Cora is a party or under which Cora Healthcare, CoraMed, or Cora is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any Governmental Authority against, or affecting or binding upon, Cora Healthcare, CoraMed, or Cora or upon the assets, property or business of Cora Healthcare, CoraMed, or Cora, or (iii) constitute a violation by Cora Healthcare, CoraMed, or Cora of any applicable Law of any jurisdiction as such Law relates to it or to its property or business.

11.3    Disclaimer. IT IS FURTHER UNDERSTOOD BY THE PARTIES THAT THE LICENSED IP AND ANY LICENSES GRANTED BY CORAMED TO HAEMONETICS ARE PROVIDED UNDER THIS LICENSE AGREEMENT “AS IS” AND MAY CONTAIN DEFICIENCIES AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES INCLUDED IN THE PURCHASE AGREEMENT, CORA MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT REGARDING THE USE OR PERFORMANCE OF SUCH LICENSED IP OR LICENSED RIGHTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES BY EACH PARTY AS SET FORTH IN SECTION 11.1 AND 11.2 ABOVE, AND BY CORA IN SECTION 2.7 ABOVE, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT AND DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, THE LICENSED IP IS SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE PURCHASE AGREEMENT.
12.    Term. This License Agreement shall remain in effect in accordance with its terms in perpetuity.
13.    Confidentiality.
13.1    Confidentiality Obligation.
(a)    During the term of this License Agreement and thereafter, except as expressly provided below, each of Haemonetics and CoraMed shall keep in strictest confidence, and shall cause its employees and agents, to keep in strictest confidence, (i) the existence, source, content and substance of the Source Code of the Licensed Software and the Licensed Know-How, and (ii) any information in reports delivered pursuant to Paragraph 2.5 of Schedule B attached hereto and any information disclosed under an Audit conducted in accordance with, and as defined under, Paragraph 2.7 of Schedule B attached hereto (such information disclosed in this clause (ii), collectively, “Confidential Financial Information”). No Party hereto nor its sublicensees shall use any such Source Code of the Licensed Software nor any of the Licensed Know-How other than for its own benefit, the benefit of its permitted Affiliates or the benefit of its sublicensees.
(b)    During the term of this License Agreement and thereafter, except as expressly provided below, CoraMed shall keep in strictest confidence, and shall cause its employees and agents, to keep in strictest confidence, the content and substance of the Source Code included in the Haemonetics Licensed Software and the Confidential Financial Information. Neither CoraMed nor its sublicensees shall use any such Source Code included in the Haemonetics Licensed Software other than for its own benefit or the benefit of its sublicensees or such Confidential Financial Information other than for the purpose for which such Confidential Financial Information was provided.
(c)    No Party hereto shall disclose the Source Code of the Licensed Software or Licensed Know-How to any party, other than furnishing such Source Code of the Licensed Software or Licensed Know-How to its or its sublicensees’ employees, consultants, manufacturers, investors, potential acquirers, professional advisers and other Third Parties; provided that such employees, consultants, manufacturers, investors, acquirers, professional advisers and other Third Parties are bound by written agreements or, in the case of professional advisers, ethical duties, respecting such Source Code of the Licensed Software or Licensed Know-How in accordance with the terms of this Section 13.
(d)    CoraMed shall not disclose the Source Code included in the Haemonetics Licensed Software to any party, other than furnishing such Source Code included in the Haemonetics Licensed Software to its or its sublicensees’ employees, consultants, manufacturers, investors, potential acquirers, professional advisers and other Third Parties; provided that such employees, consultants, manufacturers, investors, acquirers, professional advisers and other Third Parties are bound by written agreements or, in the case of professional advisers, ethical duties, respecting such Source Code included in the Haemonetics Licensed Software in accordance with the terms of this Section 13.
(e)    CoraMed shall not disclose the Confidential Financial Information to any party, other than furnishing such Confidential Financial Information to its employees, potential investors, investors, potential acquirers and professional advisers; provided that such employees, investors, acquirers and professional advisers are bound by written agreements or, in the case of professional advisers, ethical duties, respecting such Confidential Financial Information in accordance with the terms of this Section 13.

13.2    Exceptions. Notwithstanding the foregoing, Section 13.1 above shall not apply to all or any part of the Source Code of the Licensed Software, the Licensed Know-How or Confidential Financial Information that (i) is or becomes publicly known, from no act or failure to act on the part of the Party claiming the availability of the exception of this clause (i), (ii) is disclosed to the Party claiming the availability of the exception of this clause (ii) by a Third Party as a matter of right and without restriction on disclosure, or (iii) is developed independently by the Party claiming the availability of the exception of this clause (iii) without any reliance on or reference to Source Code of the Licensed Software, the Licensed Know-How or the Confidential Financial Information. Further, notwithstanding the foregoing, Section 13.1 above shall not apply to all or any part of the Source Code included in the Haemonetics Licensed Software or Confidential Financial Information that (i) is or becomes publicly known, from no act or failure to act on the part of Cora Healthcare, CoraMed, or Cora, (ii) is disclosed to CoraMed by a Third Party as a matter of right and without restriction on disclosure, or (iii) is developed independently by CoraMed without any reliance on or reference to the Source Code included in the Haemonetics Licensed Software.
13.3    Disclosures Required by Law. In the event the disclosure of the Licensed Know-How or, in the case of required disclosure by Cora, Confidential Financial Information, is required by applicable Law, judicial or regulatory subpoena or any securities exchange listing agreement to which a Party is a party, the Party required to make such disclosure must provide the other Party with prompt written notice of any such requirement in order to afford such other Party time either to seek an appropriate protective order (or other remedy) or a waiver of compliance therewith. If such order or other remedy is not obtained, the Party required to make such disclosure shall disclose only that portion of the subject Licensed Know-How or Confidential Financial Information that in the opinion of counsel to such Party is legally required to be disclosed and shall exercise all reasonable efforts to obtain assurances that confidential treatment will be accorded the Licensed Know-How and Confidential Financial Information. The Party to make the applicable disclosure shall cooperate reasonably with the other Party in all respects in seeking to obtain a protective order or other remedy or otherwise to diligently contest or limit the required disclosure.
13.4    Terms of License Agreement. In addition, no Party hereto will disclose the terms of this License Agreement to any Third Party without the prior written consent of the other Party, except that either Party may disclose the terms of this License Agreement to its employees, consultants, existing and potential investors, acquirers and lenders, the professional and legal advisers of any of the foregoing and its professional and legal advisers (collectively, “Representatives”), which Representatives have a “need-to-know” for the purposes of exercising such Party’s rights or performing such Party’s obligations under this License Agreement or evaluating, negotiating or documenting a contemplated investment, loan or acquisition; provided, however, that each such Representative is bound by a written agreement (or in the case of attorneys or other professional advisors, ethical duties) requiring such Representative to treat, hold and maintain the terms of this License Agreement as confidential information.
14.    Exclusivity. Except as otherwise provided for herein, during the period beginning on the Effective Date and ending on the last to expire of the Licensed Patents that are in existence as of the Effective Date, Cora shall not, and shall not authorize any of its respective Affiliates to, directly or indirectly, market, distribute, license, sublicense, offer for sale, sell or otherwise provide any products related to hemostasis analysis or monitoring in the Hospitals and Labs Field, wherever located. In the event Haemonetics and all of its Affiliates or direct or indirect successors or assigns Abandons, in the Hospitals and Labs Field, all products directed to hemostasis analysis or monitoring, and Haemonetics provides either Cora Healthcare or CoraMed with written notice of such Abandonment, then Cora shall no longer be bound by this Section 14 effective upon the date of receipt of such notice.
15.    Limitations. ************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************
16.    Injunctive Relief; Costs of Actions. Notwithstanding anything to the contrary contained in this License Agreement, each of the Parties hereto acknowledges and agrees that a breach by it (or any of its Affiliates) of any of the provisions of this

License Agreement would cause irreparable injury to the other Party which would not be adequately compensated by money damages. Accordingly, in addition to any and all other rights and remedies existing, the other Party and/or its successors or assigns shall be entitled to obtain an injunction, specific performance or other appropriate equitable relief upon application to any court of competent jurisdiction in order to enforce or prevent any breach or threatened breach of this License Agreement, in each case without the requirement of posting a bond or proving actual damages. The prevailing Party in any legal action brought by one Party against the other arising out of this License Agreement, will be entitled, in addition to any other rights it may have, to reimbursement of its costs and expenses associated with such legal action, including court costs and reasonable attorneys’ fees.
17.    Bankruptcy. All rights and licenses granted by CoraMed under or pursuant to this License Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11. CoraMed agrees that, in the event of the commencement of bankruptcy proceedings by or against CoraMed under Title 11, Haemonetics, as licensee of such rights under this License Agreement, shall retain and may fully exercise all of its rights under this License Agreement (including the license granted hereunder) and all of its rights and elections under Title 11. Without limiting the generality of the foregoing, if this License Agreement is terminated under any applicable insolvency law, or CoraMed or an administrator refuses to further perform this License Agreement (or any of the obligations of CoraMed hereunder) under any applicable insolvency law, then Haemonetics may elect to retain all of its license rights under this License Agreement (including without limitation the rights described in Section 2 above) for the remainder of the term of this License Agreement.
18.    Miscellaneous Provisions.
18.1    Recordation of License Agreement or Notice of License Agreement. If Haemonetics elects to record a notice of this License Agreement with the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world, CoraMed will, at the cost and expense of Haemonetics, render all necessary assistance to Haemonetics to record such notice and to obtain all necessary governmental approvals with the relevant authorities for the recordation of such notice. Any such filing shall not constitute a breach of Section 13 above.
18.2    Amendment. This License Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of the Parties, or (b) by a waiver in accordance with Section 18.3.
18.3    Waiver. Any Party to this License Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered by such other Party pursuant hereto or (c) waive compliance with any agreement of the other Party or condition to the other Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this License Agreement. The failure of any Party to assert any of its rights under this Section 18.3 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this License Agreement shall be deemed effective to modify, amend or discharge any part of this License Agreement or any rights or obligations of any Party under or by reason of this License Agreement. All rights and remedies existing under this License Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
18.4    Notices. All notices, claims, demands and other communications given or delivered under this License Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile (with hard copy to follow) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section18.4):

If to Cora Healthcare and/or CoraMed:

Cora Healthcare, Inc.
6225 West Howard Street
Niles, IL 60714-3403
Facsimile:
Attention: Chief Executive Officer

and

CoraMed Technologies, LLC
6225 West Howard Street
Niles, IL 60714-3403
Facsimile:
Attention: Chief Executive Officer

with a copy to: Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606 Facsimile: *********** Attention: ***************
If to Haemonetics: Haemonetics Corporation 400 Wood Road Braintree, MA 02184-9144 Facsimile: *********** Attention: ****************** Vice President and Chief Legal Officer	with a copy to: Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Facsimile: ************ Attention: ****************
18.5    Assignment; Binding Agreement. Except as follows, neither Party may assign or transfer this License Agreement without the consent of the other Party. In the case of any such permitted assignment, the assignee assumes all responsibilities under this License Agreement.
(a)    Notwithstanding the foregoing, subject to the terms and conditions of this License Agreement, including without limitation, the license rights granted herein, Cora Healthcare and/or CoraMed may assign or transfer this License Agreement in connection with the sale or transfer of all or substantially all of Cora Healthcare’s and/or CoraMed’s assets or business, as applicable, to which this License Agreement relates. Any sale, assignment, transfer, license or other disposition (including, without limitation by sale of stock or assets or by merger), whether by operation of law or otherwise, by Cora Healthcare, CoraMed, or Cora of any of the Licensed IP or the Copyrights in the Licensed Software and/or the Licensed Documentation, is subject to the obligations under this License Agreement, including the license rights set forth in Section 2 above.
(b)    Notwithstanding the foregoing, subject to the terms and conditions of this License Agreement, including without limitation, the license rights granted herein, Haemonetics may assign or transfer this License Agreement in connection with the sale or transfer of all or substantially all of the assets or business of Haemonetics to which this License Agreement relates. Any sale, assignment, transfer, license or other disposition (including, without limitation by sale of stock or assets or by merger), whether by operation of law or otherwise, by Haemonetics of any of the Copyrights in the Haemonetics Derivative Works and the Cora Assigned IP is subject to the obligations under this License Agreement, including the license rights set forth in Sections 2 and 8.1(b) above.
(c)    Notwithstanding the foregoing, in the case of a sale or spinout (e.g., a transaction in which equity owners of Haemonetics receive equity stakes in a newly spun out company (a “Spin-off Affiliate”)) of all or substantially all the assets or business of a business unit, product line or other part of the business of Haemonetics having a TEG 6000 Product,

(i)    upon written request from the buyer of, successor corporation to, Spin-off Affiliate, or succeeding party acquiring such business unit, product line or other part of the business of Haemonetics (collectively, a “Successor Company”), Cora shall enter into an agreement with Successor Company under which Cora shall license such Successor Company as to the TEG 6000 Product on substantially equivalent terms as the licenses under this License Agreement existing at the time of such sale or spinout and relevant to the applicable business unit, product line or other part of the business of Haemonetics; and
(ii)    this License Agreement shall remain in place between Haemonetics and Cora.
(d)    This License Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.
18.6    Severability. Whenever possible, each provision of this License Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this License Agreement is held to be prohibited by or invalid under applicable law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this License Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
18.7    Construction. The language used in this License Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.
18.8    Captions. The captions used in this License Agreement are for convenience of reference only and do not constitute a part of this License Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this License Agreement, and all provisions of this License Agreement shall be enforced and construed as if no caption had been used in this License Agreement.
18.9    Entire Agreement. This License Agreement, including the Schedules hereto, and the documents referred to herein contain the entire agreement between the Parties, amends and restates the First Amended and Restated License Agreement No. 3 in its entirety, and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. Without limiting the foregoing, any provision of the First Amended and Restated License Agreement No. 3 not included in this License Agreement is terminated as of the date hereof.
18.10    Counterparts. This License Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
18.11    Governing Law. All questions concerning the construction, validity and interpretation of this License Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in the Commonwealth of Massachusetts.
18.12    Parties in Interest. Nothing in this License Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this License Agreement.
18.13    CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS LICENSE AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF ILLINOIS. BY EXECUTION AND DELIVERY OF THIS LICENSE AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH

ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
18.14    Delivery by Facsimile; Electronic Copies. The Parties intend that each Party will receive a duplicate original of the counterpart copy or copies executed by it. For the purposes hereof, a facsimile or electronic copy (including a portable data format (PDF) copy) of this License Agreement and any amendments hereto, including the signature pages hereto and thereto, shall deemed to be an original and be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Notwithstanding the foregoing, the Parties will deliver original execution copies of this License Agreement to one another as soon as practicable following execution hereof. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such contract shall raise the use of a facsimile or electronic means to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile or electronic means as a defense to the formation of a contract and each such party forever waives any such defense.
[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the Parties have caused this License Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

HAEMONETICS CORPORATION By: /s/ Christopher Lindop Title: CFO
CORA HEALTHCARE, INC. By: /s/ Gabriel Raviv Title: President
CORAMED TECHNOLOGIES, LLC By: /s/ Gabriel Raviv Title: President

[Signature Page to Second Amended and Restated License Agreement No. 3]

SCHEDULE A

Licensed Patents

Patent or Application Number	Patents	Country
7,261,861	HEMOSTASIS ANALYZER AND METHOD	US
PCT/US04/012833	HEMOSTASIS ANALYZER AND METHOD	PCT
2004235103	HEMOSTASIS ANALYZER AND METHOD	AU
200480012096.8	HEMOSTASIS ANALYZER AND METHOD	China
200910258228.X	HEMOSTASIS ANALYZER AND METHOD	China
4760396.4	HEMOSTASIS ANALYZER AND METHOD	EPO
2756/CHENP	HEMOSTASIS ANALYZER AND METHOD	India
2006-513340	HEMOSTASIS ANALYZER AND METHOD	Japan
2009-119597	HEMOSTASIS ANALYZER AND METHOD	Japan
7,879,615	HEMOSTASIS ANALYZER AND METHOD	US
PCT/US06/41097	HEMOSTASIS ANALYZER AND METHOD	PCT
6826380.5	HEMOSTASIS ANALYZER AND METHOD	EPO
8113669.5	HEMOSTASIS ANALYZER AND METHOD	Hong Kong
8,238,568	METHOD FOR ANALYZING HEMOSTASIS	US
11/756,801	APPARATUS FOR ANALYZING HEMOSTASIS	US
61/792,349	APPARATUS, CARTRIDGE AND METHOD FOR HEMOSTASIS TESTING	US

A-1

SCHEDULE B

Compensation Terms

1.Certain Defined Terms. The following terms (and their correlatives), in addition to terms defined on first use herein and in the main body of License Agreement, shall have the meanings set forth below:
1.1    “Audit” is defined in Paragraph 2.7 of this Schedule B.
1.2    “COGS” means cost of goods sold related to Net Sales under this License Agreement as determined under United States Generally Accepted Accounting Principles,*******************************************************************************************************************************************************************************************************************************************************************************************************
1.3    “Covered Reagents” means any and all reagents used in analyzing blood hemostasis with the TEG 6000 Analyzer.

1.4    “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.5    “Licensed Accessory Products” means any non-consumable accessory to the TEG 6000 Analyzer, including the EQC card and any other non-consumable accessory to the TEG 6000 Analyzer that may be developed and sold in the future.

1.6    “Licensed Consumable Product” means collectively the Licensed PlateletMapping Consumable Product and any Licensed Non-PlateletMapping Consumable Product.

1.7    “Licensed Non-PlateletMapping Consumable Product” means any TEG 6000 Product that is a consumable for the TEG 6000 Analyzer that is not a Licensed PlateletMapping Consumable Product.

1.8    “Licensed PlateletMapping Consumable Product” means any cartridge that includes one or more channels containing reagents that are used in order to measure inhibition of platelet receptors, e.g. a cartridge containing in separate channels at least one of the following reagents: Activator with platelet inhibitor, Activator with ADP and Activator with AA.

1.9    “Net Sales” means the sum of all amounts actually received by Haemonetics and its Affiliates with respect to the sale or provision, via license, sublicense or other revenue-producing arrangement, of TEG 6000 Products; provided, however, that such sales shall exclude all products sold by Haemonetics to CoraMed pursuant to the Supply Agreement, less:
(a)amounts repaid or credited by reason of rejection or return; and
(b)    *****************************************************************************
************************************
Sales or other transfers between or among Haemonetics and any of its Affiliates for the purpose of subsequent resale to Third Parties shall not be included in the calculation of Net Sales. ******************************************************************************************************************************************************************************************************
1.10    “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority, in any jurisdiction in the world, involved in the granting of Regulatory Clearance.

1.11    “Regulatory Clearance” is defined in Paragraph 1 of Schedule C attached hereto.

2.    Compensation; Reports.
2.1    Initial Payment. Haemonetics shall pay CoraMed ******************************************** on the Effective Date.

2.2    Milestones. Haemonetics shall make the milestone payments set forth below (each, a “Milestone Payment”) to CoraMed upon the occurrence of the corresponding milestone events set forth below (each, a “Milestone Event”). Each of the Milestone Payments will be payable to CoraMed by Haemonetics within thirty (30) days of the achievement of the specified Milestone Event. Each of the Milestone Payments are payable only once in total under this License Agreement, whether achieved by one or more TEG 6000 Products.

Milestone Events	Milestone Payments
Upon receipt of Regulatory Clearance (and transfer by CoraMed to Haemonetics of any such Regulatory Clearance, if applicable) for (a) the TEG 6000 Analyzer (described in Coramed Document #01-001 Rev. 09, CORA (TEG 6000) Instrument User Requirements, as such document may be modified from time to time with the consent of the Parties, such consent not to be unreasonably withheld) and (b) each Licensed Consumable Product (described in Coramed Document #01-002 Rev. 04, CORA System - Disposable Cartridge Requirements, as such document may be modified from time to time with the consent of the Parties, such consent not to be unreasonably withheld) with a Covered Reagent by the FDA for a claim in cardiac surgery inclusive of pre-, intra-, and post-operative monitoring of patients’ hemostasis.

The lesser of ****************************
*************************************
******************************************** The Reagent Value shall be equal to ****************************************** for each FDA-approved Covered Reagent and relevant clinical parameters (as they appear on the results screen of the TEG6000 CEU), subject to proration in accordance with the following sentence. In the event one or more clinical parameters for a Covered Reagent are not approved by the FDA, the Reagent Value for that Covered Reagent will be prorated in accordance with the ratio of the approved clinical parameters for that Covered Reagent over the total clinical parameters for that Covered Reagent.

Upon receipt of Regulatory Clearance (and transfer by CoraMed to Haemonetics of any such Regulatory Clearance, if applicable) for (a) the TEG 6000 Analyzer (described in Coramed Document #01-001 Rev. 09, CORA (TEG 6000) Instrument User Requirements, as such document may be modified from time to time with the consent of the Parties, such consent not to be unreasonably withheld) and (b) each Licensed Consumable Product (described in Coramed Document #01-002 Rev. 04, CORA System - Disposable Cartridge Requirements, as such document may be modified from time to time with the consent of the Parties, such consent not to be unreasonably withheld) with a Covered Reagent by the Regulatory Authority in the European Union for a claim in cardiac surgery inclusive of pre-, intra-, and post-operative monitoring of patients’ hemostasis.

The lesser of **************************
***********************************
******************************************* The Reagent Value shall be equal to ****************************** for each CE-approved Covered Reagent and relevant clinical parameters (as they appear on the results screen of the TEG6000 CEU), subject to proration in accordance with the following sentence. In the event one or more clinical parameters for a Covered Reagent are not approved by the CE, the Reagent Value for that Covered Reagent will be prorated in accordance with the ratio of the approved clinical parameters for that Covered Reagent over the total clinical parameters for that Covered Reagent.

2.3    Future Payments. Following the date that is the earlier of (i) two (2) years following the Effective Date and (ii) the date on which the aggregate payments described under this Paragraph 2.3 and Paragraph 2.4 of this Schedule B would have been equal to ****************************************** had Haemonetics made such payments to CoraMed, Haemonetics shall pay to CoraMed the following payments for each Haemonetics fiscal quarter or portion thereof (each, a “Future Payment”):
(a)    ******************************************************
************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************
(b)    ******************************************************
******************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************
(c)    *************************************************************
********************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************
(d)    ***************************************************************************
**********************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************
For clarity, such Future Payments will not be payable by Haemonetics for merely offering, marketing or promoting TEG 6000 Products. Future Payments accrued during a Haemonetics fiscal quarter shall be due and payable on the thirtieth (30th) day following the end of such quarter. Any credits to be taken by Haemonetics as a result of deductions to Future Payments already paid shall be taken from the next Future Payment(s) due hereunder.
2.4    No Multiple Future Payments or COGS. Subject to the obligation of Haemonetics to pay Future Payments, if the sale of any TEG 6000 Product is covered by more than one item of Licensed IP, multiple Future Payments shall not be due, provided, however, that if multiple Future Payments would otherwise be due hereunder, Haemonetics will be required to pay the largest of such Future Payment amounts. Each item included within COGS shall not be deducted from calculations of Net Sales for more than one category of TEG 6000 Products.
2.5    Reports.
(a)    Frequency. After the first commercial sale of a TEG 6000 Product, Haemonetics shall deliver reports to CoraMed within thirty (30) days of the end of each Haemonetics fiscal quarter, containing information concerning the immediately preceding Haemonetics fiscal quarter, as further described in Paragraph 2.5(b) of this Schedule B.
(b)    Content of Reports.
(i)    Each report delivered by Haemonetics to CoraMed shall contain at least the following information for the immediately preceding Haemonetics fiscal quarter:

(A)    calculation of Net Sales for each TEG 6000 Product SKU sold in each country;
(B)    total COGS incurred by Haemonetics for each of TEG 6000 Product SKU;
(C)    total number of each TEG 6000 Product SKU sold in each country; and
(D)    Future Payments for each TEG 6000 Product SKU payable on Net Sales in U.S. dollars pursuant to Paragraph 2.3 of this Schedule B, together with the exchange rates used for conversion, if applicable.
(ii)    If no amounts are due to CoraMed for any Haemonetics fiscal quarter, the report shall so state.

2.6    Records. Haemonetics shall keep complete and accurate records for at least four (4) years after the end of the calendar year in which the sale of the applicable TEG 6000 Product occurred, which records shall contain sufficient information to permit CoraMed to confirm the accuracy of any reports delivered to Haemonetics and compliance in other respects with this License Agreement.
2.7    Audits. Haemonetics shall permit CoraMed to have access during normal business hours, at Haemonetics’ premises, to such of the records of Haemonetics and its Affiliates as may be necessary to verify the accuracy of the reports provided to CoraMed under Paragraph 2.5 of this Schedule B and to confirm Haemonetics’ and its Affiliates’ compliance with the terms of the License Agreement (each, an “Audit”). Haemonetics shall only be subject to an audit by CoraMed one (1) time with respect to each calendar year. The fees and expenses incurred in connection with each Audit shall be paid by CoraMed unless such Audit identifies an underpayment of a Future Payment of greater than five percent (5%) or a breach of the License Agreement by Haemonetics or its Affiliates, in which case Haemonetics will reimburse CoraMed for such fees and expenses.
2.8    Payment Terms. All payments under this License Agreement shall be made when due hereunder in U.S. dollars by transfer to CoraMed to the bank account specified below or such other bank account as CoraMed may designate from time to time in writing. Any payments which fall due on a date which is a legal holiday in the jurisdiction in which the bank account resides may be made on the next following day which is not a legal holiday in such jurisdiction.
Bank Name:            **********************
Routing & Transit Number:    ****************
Beneficiary Name:        ****************
Beneficiary Account #:        ***************
Attn:                *********************************

2.9    Taxes and Other Charges. In addition to any other amounts due hereunder, Haemonetics shall pay all foreign, federal, state, municipal and other governmental excise, sales, use, property, customs, import, value added, gross receipts and other taxes, fees, levies and duties of any nature now in force or enacted in the future that are assessed upon or with respect to the manufacture, use, offer for sale, sale or importation of the TEG 6000 Products, any payments made or owing hereunder, or otherwise arising in connection with this License Agreement or any transactions contemplated hereby, but excluding taxes based on CoraMed’s net income or any withholding taxes required by the tax authorities from the country of payment on CoraMed’s income.

SCHEDULE C

Regulatory Matters

1.Cooperation. At Haemonetics’ expense, CoraMed shall fully cooperate with Haemonetics in connection with obtaining any clearances, approvals, permits and licenses required under any applicable law in order to sell, market, install and operate the TEG 6000 Products in the Hospitals and Labs Fields for cardiac surgery inclusive of pre-, intra-, and post-operative monitoring of patients’ hemostasis (“Regulatory Clearances”). At Haemonetics’ expense, CoraMed shall provide all data, information and documents required by Haemonetics to make any submissions to any Governmental Authority and shall assist in making such submissions for said Regulatory Clearance, with the assistance and cooperation of Haemonetics. Any data, information and documents that CoraMed provides to Haemonetics shall be complete, truthful and accurate to the actual knowledge of CoraMed. The foregoing provision shall not require CoraMed to provide assistance to Haemonetics with respect to any clearances, approvals, permits and licenses for the TEG 6000 Products for any other application.
2.Regulatory Ownership. Haemonetics shall be registered as the sole owner of any rights, title and interest to Regulatory Clearances, provided, however, that should any applicable law or regulation require that CoraMed alone be entitled to such ownership rights, the Parties shall promptly discuss and, if approved in writing by Haemonetics, CoraMed shall hold the applicable Regulatory Clearance as trustee for Haemonetics, and CoraMed hereby irrevocably consents to transfer, and does hereby irrevocably transfer, all such Regulatory Clearances to Haemonetics free of charge, or to provide reasonable assistance at Haemonetics’ cost in its efforts to re-obtain the applicable Regulatory Clearances for the benefit of Haemonetics, its Affiliates or a Third Party named by Haemonetics.

C-1

SCHEDULE D

Manufacturing Transition

1.    The Parties intend to develop and communicate a plan promptly following the Effective Date that will stipulate actions and timing to transition manufacturing of TEG 6000 Products from CoraMed to Haemonetics (such period, the “Transition Period”).

2.    During the Transition Period, Haemonetics will pay or reimburse all (i) reasonable and pre-approved out of pocket expenses and (ii) consulting time on an as needed basis at a full time equivalent rate to be mutually agreed in writing by the Parties.

3.    Upon the written request of CoraMed received by Haemonetics during the six (6) months following first Regulatory Clearance, the Parties will enter into a supply agreement in the form attached hereto as Schedule F (the “Supply Agreement”), provided, however, that the only outstanding item remaining to be completed in the Supply Agreement as of the date hereof shall be the specifications for the products to be sold under the Supply Agreement. Pursuant to the Supply Agreement, Haemonetics will be responsible for the supply of TEG 6000 Analyzers, Licensed Accessory Products and Licensed Consumable Products related to the clinical and product development efforts of CoraMed (each such term as defined in Schedule B attached hereto).

4.    As of the Effective Date, CoraMed will assign to Haemonetics, and Haemonetics will assume from CoraMed, all of CoraMed’s rights and obligations under the following agreements (the “Manufacturing Agreements”):

•
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•
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•
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5.    As of the Effective Date, Haemonetics will purchase from CoraMed the equipment and other assets listed below in consideration for the payment of the aggregate purchase price listed below.

**************
**************

Part Number	Part Description	Voke Tool Number	Gate/	Cavities
Runner/
Slider
***********	****** ********	*********	***** ***** ******	*

***********	**********	*********	**** *****	*
***********	**********	*********	**** *****	*
***********	******	*********	**** *****	*
***********	**** ********	*********	***** ****** ******* ******** ********	*
***********	********	*********	**** ****** ****** *******	*

***********	**** *******	*********	**** ****** ******* ******* *******	*

Electronics Lay-up and Assembly Tooling:
Tools, stencils and assembly fixtures were produced for the following boards:
265_5506_100_A03,
265_5509_100_C02,
265_5501_120_C01,
265_5503_120_B03,
265_5500_100_B02,

********************.

****
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**********************

*********************
*********************
************************

*******

********
*********************
*******************
***************
**************
******************
*********************

**********
******************************
********************************
*****************************
***************************
******************************
******************
********************
***********************
****************************
*********************
****************************
**************************
************************
*************************
***********************
*************************
**********************
***************************
*****************************
********************************** *******
**********************
***************************
*************** *********************

Costs incurred for DFMEA and PFMEA
CoraMed’s rights under the Manufacturing Agreeements
Total Purchase Price	***********

SCHEDULE E

Allocation Schedule

	IRS Form 8594 Classification	Value

Machinery & Equipment	Class V	**********	*

Patent, licenses, and other intellectual property	Class VI	**********

Goodwill	Class VII	**********

Purchase Price		**********

a) Subject to modification as current contract provisions indicate this as a maximum reimbursement allotment

E-1

SCHEDULE F

Form of Supply Agreement

SUPPLY AGREEMENT

This Supply Agreement (this “Supply Agreement”) dated as of _______, 201_ (the “Effective Date”), is entered into by and between CoraMed Technologies, LLC (“CoraMed”) having its principal office at 6225 West Howard Street, Niles, Illinois 60714 and Haemonetics Corporation, a Massachusetts corporation (“Haemonetics”) having its principal office at 400 Wood Road, Braintree, MA 02184. CoraMed and Haemonetics are collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, to facilitate the commercial distribution of the next generation thrombelastography product and guide the development and regulatory approval of the product known as the TEG 6000 analyzer, described in more detail on Exhibit A attached hereto (the “TEG 6000 Analyzer”), accessories for the TEG 6000 Analyzer and consumables with reagents used in analyzing blood hemostasis with the TEG 6000 Analyzer, and the future development of consumable and reagent combinations, the Parties have entered into that certain Second Amended and Restated License Agreement No. 3, dated _______________, 2013 (the “License Agreement”); and
WHEREAS, CoraMed desires to engage Haemonetics to supply to CoraMed, and Haemonetics desires to supply to CoraMed, the TEG 6000 Analyzer set forth on Exhibit A attached hereto and accessories, cartridges (including components) and reagents to be used with the TEG 6000 Analyzer, as may be mutually agreed upon by the Parties following the Effective Date (the “Additional Products”, and together with the TEG 6000 Analyzer, the “Products”) solely for purposes of CoraMed’s sale outside the Hospitals and Labs Field (as defined in the License Agreement) and CoraMed’s use, in each case in accordance with the terms and conditions of the License Agreement.
NOW, THEREFORE, in consideration of the premises, the mutual covenants, and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agree as follows:

1.	Product Supply.
1.1    Products and Product Supply.
(a)    Following the Effective Date, the Parties shall mutually cooperate in good faith to promptly finalize the list of Additional Products and the specifications for such Additional Products. Once the list of Additional Products and the specifications for such Additional Products are agreed upon in writing by the Parties, such Additional Products shall automatically be deemed to be included within the Products for all purposes under this Agreement, and Exhibit A to this Agreement shall automatically be amended to include such Additional Products.
(b)    In accordance with the terms and conditions of this Supply Agreement, Haemonetics will supply CoraMed with Products ordered by CoraMed solely for purposes of use and sale outside the Hospitals and Labs Field (as defined in the License Agreement) in accordance with the terms and conditions of the License Agreement.
1.2    Forecasts. CoraMed will provide Haemonetics, on a monthly basis, a rolling nine (9) month forecast indicating CoraMed’s anticipated monthly purchases of Products intended by CoraMed for commercial sale outside the Hospitals and Labs Field (the “Forecast”). In addition, from time to time CoraMed shall provide Haemonetics forecasts of CoraMed’s anticipated purchases of Products intended by CoraMed for Development Use and Clinical Use (as defined in Section 1.5 below).
1.3    Purchase Orders. CoraMed may order Products for commercial sale outside the Hospitals and Labs Field by delivering, on a monthly basis, rolling firm orders for the next following three (3) month period on the form of purchase order attached hereto as Exhibit B (each a “Purchase Order”), and CoraMed may from time to time order Products for Development Use or Clinical Use by delivering Purchase Orders for such Products. CoraMed will allow for a lead time of at least fifteen (15) days between the time a Purchase Order is accepted by Haemonetics and the time the order for such Purchase Order will be due for shipment by Haemonetics to CoraMed. All Purchase Orders will be subject to the provisions of this

Supply Agreement, and to the extent the provisions of any Purchase Order conflict with the provisions of this Supply Agreement, the provisions of this Supply Agreement will govern. Terms, if any, included on any Purchase Orders, acknowledgment forms or other documents will not apply and are hereby voided, except for the quantity and type of Products being ordered, the specification of whether the Products are being purchased for the Development/Clinical Use Price, and shipping destination. Haemonetics will promptly (and in any event within ten (10) days of receipt) acknowledge receipt of each Purchase Order, by written or electronic response to CoraMed in accordance with the notice provisions of this Supply Agreement, specifying Haemonetics’ acceptance or rejection of such Purchase Order, including in the case of any rejection, the reasons for such rejection. In the event that Haemonetics does not respond within such ten (10) days, the Purchase Order will be deemed accepted. In each monthly Purchase Order for Products for commercial sale outside the Hospitals and Labs Field, (a) CoraMed shall be obligated to purchase 100% of the Products projected in the Forecast to be purchased by CoraMed for the subsequent rolling three (3) month period, and (b) Haemonetics shall be obligated to accept such Purchase Order if CoraMed does not seek to purchase more than 135% of the aggregate amount of Products projected in the Forecast to be purchased by CoraMed for the subsequent rolling three (3) month period. Haemonetics shall be obligated to accept Purchase Orders for Products for Development Use and Clinical Use so long as such Purchase Orders are generally consistent with CoraMed’s forecast for such Products. Once Haemonetics has accepted such Purchase Order, CoraMed may not cancel, suspend or modify such Purchase Order without Haemonetics’ prior written consent, which will not be unreasonably withheld or delayed. Any costs resulting from such cancellation, suspension or modification, including the cost of any raw materials, and finished or partially finished Product, will be borne exclusively by CoraMed.
1.4    Discontinuance of Products. Haemonetics reserves the right not to supply one or more of the Products if production or sale of such Product has been discontinued by Haemonetics and Haemonetics does not intend to resume such production or sale. Haemonetics will provide CoraMed with ninety (90) days’ prior written notice of the discontinuation of any Product; provided that Haemonetics will continue to make the Product available to support any accepted Purchase Orders (but not any renewals thereof) in existence as of the date of such notice of discontinuation, but only to the extent that such discontinuation would result in a breach under the terms of such accepted Purchase Orders.
1.5    Restricted Use Products. In each case in which CoraMed sells to a third party any cartridge, consumable or reagent that is a Product for which CoraMed has paid the Development/Clinical Use Price defined on Exhibit A attached hereto (each, a “Restricted Use Product”), CoraMed will enter into a written agreement with such third party under which CoraMed will restrict such third party, and require similar restrictions throughout such third party’s supply chain, from using Restricted Use Products for any purpose other than for Development Use or Clinical Use (each as defined below) (the “Restricted Purpose”). CoraMed will exercise its reasonable commercial efforts to enforce such restrictions, including without limitation by (i) promptly suspending shipments of Restricted Use Products to a third party if CoraMed or Haemonetics reasonably suspect that the applicable Restricted Use Products are being sold or used by such third party for any purpose other than the Restricted Purpose, (ii) notifying Haemonetics and such third party in writing of such alleged violation, (iii) conducting an investigation of such violation as reasonably appropriate under the circumstances, (iv) following completion of such investigation, terminating sales of such Restricted Use Products to any such third party, the investigation of which revealed that such third party failed to comply with such restrictions, and (v) pursuing a damage claim (or, at CoraMed’s option, authorizing Haemonetics to pursue such damage claim on its behalf) against any such third party that failed to comply with the applicable restrictions. In any written agreement with a third party, CoraMed will require that such third party agrees that Haemonetics will be treated as an intended third party beneficiary for purposes of enforcing under such agreement the restrictions described in this Section 1.5. As used in this Supply Agreement, (a) “Development Use” shall mean the use of cartridges in predefined configurations with experimental reagent configurations in order to support feasibility and design control efforts or the use of Products to support ongoing efforts of the foregoing; and (b) “Clinical Use” shall mean the use of cartridges and devices to support regulatory submission of items created under Development Use or the use of Products to support market development studies (e.g., investigator initiated studies).
1.6    Branding and Labeling of Products. The Products shall be branded and labeled (a) with such trademarks of CoraMed as are specified by CoraMed from time to time, so long as such branding and labeling are not inconsistent with applicable regulatory requirements and (b) in accordance with the terms and conditions of the License Agreement. To the extent that CoraMed requires that the Product be branded and labeled with its trademarks (instead of Haemonetics’ trademarks), the reasonable incremental cost of such branding and labeling shall be included in the COGS for such Products.
1.7    Nonexclusive Relationship. The Parties acknowledge that the supply arrangement set forth in this Supply Agreement is a nonexclusive relationship, and that, subject to the limitations set forth in the License Agreement, (a) Haemonetics shall be entitled to supply the Products to other parties, including without limitation itself and its affiliates, and (b) CoraMed shall be entitled to manufacture the Products or engage other parties to manufacture the Products and to purchase the Products from other parties.
2.    Pricing; Payment.
2.1    Prices. The prices for the Products are set forth on Exhibit A attached hereto. The purchase price for the Products will be paid in U.S. dollars. In the event that Haemonetics agrees to expedite delivery of any Products, CoraMed is responsible for additional fees and costs due to the applicable expedited delivery. The fees and costs for expedited delivery described in the immediately preceding sentence may be reviewed periodically by the Parties.
2.2    Payments. Payments will be due thirty (30) days after the date of Haemonetics’ invoice (which, if the applicable COGS for the Products sold pursuant to the invoices has not previously been specified, shall specify the applicable COGS). Payments may be made by check or wire transfer. All payments will be made without offsets or deductions other that with respect to portions of invoices that CoraMed disputes in good faith. If CoraMed believes in good faith that there is any error in an invoice delivered by Haemonetics, CoraMed must notify Haemonetics in writing of such error within thirty (30) days after CoraMed’s receipt of such invoice. CoraMed hereby waives any right to dispute any invoice on the basis of purported error if CoraMed fails to provide such written notice to Haemonetics within such thirty (30)-day period. Any undisputed portion of an invoice that is not paid when due will accrue interest at the lesser of (i) one percent (1%) per month, or (ii) the highest rate of interest permitted by applicable law until such invoiced portion and all such interest is paid. In addition to any other remedies available to Haemonetics hereunder, at law or in equity, Haemonetics may suspend further shipments of Products if, and for so long as, any undisputed amount remains due and owing to Haemonetics hereunder for more than thirty (30) days, and any such suspension will not toll or otherwise extend the term of this Supply Agreement.
2.3    Taxes. Product pricing under this Supply Agreement or any Purchase Order does not include and is net of any foreign or domestic governmental taxes, assessments or charges of any kind, including excise, sales, use or value-added taxes, customs or other import duties, or other taxes, tariffs or duties, other than taxes on Haemonetics’ net income. CoraMed will be responsible for, and will pay in a timely manner, all such taxes. CoraMed is responsible for providing Haemonetics with satisfactory evidence of exemption from such taxes or for paying such taxes to Haemonetics for remittance to tax authorities in jurisdictions where Haemonetics is qualified to do so and for paying such taxes directly where Haemonetics is not qualified to do so.
3.    Shipping; Risk of Loss. Haemonetics will make the Products available to CoraMed Ex Works (Incoterms 2010) at Haemonetics’ facility. CoraMed will arrange for shipment of Products by common carrier from Haemonetics’ facility at CoraMed’s own cost and expense, including paying for all freight, and other transportation costs, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of such Products. Title and risk of loss or damage to Products will pass from Haemonetics to CoraMed upon Haemonetics’ delivery of such Products to the applicable common carrier at Haemonetics’ facility.
4.    Inspection and Acceptance. All deliveries of Products will be subject to CoraMed’s inspection and acceptance at CoraMed’s facilities. CoraMed will have thirty (30) days from the date of delivery to inspect deliveries. Inspection of deliveries and acceptance of inspected deliveries does not, however, alter or amend any rights that CoraMed may have under this Supply Agreement. No inspection or other action by CoraMed will in any way obligate CoraMed to purchase any defective or non-conforming Products or to retain any Products which, upon subsequent inspection or use, prove to be defective or non-conforming. Payment for Products delivered will not constitute acceptance.
5.    Record Keeping; Retention; Examination.
5.1    CoraMed. CoraMed will keep, and will cause any third party to which it sells or otherwise distributes Product (or any third party in such third party’s supply chain) to keep, complete and proper books of account and records relating to Product purchases, sales, returns, warranty claims, customer complaints, regulatory matters and the manner in which the Products are used (e.g., for Development Use, for Clinical Use or in some other manner). CoraMed will, and will cause such third parties to, maintain these records for at least four (4) years following the creation of the records or such longer period required by applicable law. Haemonetics will be entitled to examine and review all such records to confirm compliance with this Supply Agreement, including without limitation the payment provisions of this Supply Agreement. CoraMed will promptly notify Haemonetics in writing of any customer complaints, warranty claims or regulatory agency communications that relate to the Products. CoraMed will not make any Product-related representation to or filing with any government or regulatory agency without first obtaining Haemonetics’ prior written approval, unless such representation or filing is required by law.
5.2    Haemonetics. With respect to only Products sold by Haemonetics to CoraMed hereunder, Haemonetics will keep complete and proper books of account and records relating to Product purchases, sales, returns, warranty claims, customer complaints, regulatory matters and COGS for the Products. Haemonetics will maintain these records for at least four (4) years following the creation of the records or such longer period required by applicable law. CoraMed will be entitled to examine and review all such records to confirm compliance with this Supply Agreement. Haemonetics will promptly notify CoraMed in writing of any customer complaints, warranty claims or regulatory agency communications that relate to the Products. Haemonetics will not make any Product-related representation to or filing with any government or regulatory agency without first obtaining CoraMed’s prior written approval, unless such representation or filing is required by law.
6.    Meetings and Reviews. The Parties will, at mutually agreeable times and places, hold periodic meetings no less than once a year to review CoraMed’s current forecasts for Products and quality issues with any Products delivered, to assess the efficiency of the administration and operation of this Supply Agreement and to confirm compliance with this Supply Agreement, including without limitation the payment provisions of this Supply Agreement.
7.    Haemonetics Warranties; Limitation of Remedies and Damages for Breach.
7.1    Warranty.
(a)    Haemonetics hereby represents, warrants and covenants that (i) for a period of one (1) year following the delivery of the Products to a common carrier for shipment to CoraMed, such Products will be free of defects in workmanship or material and will comply in all material respects with the applicable specifications for such Products, and (ii) that, to the best of Haemonetics’ knowledge, Haemonetics’ manufacturing processes or Products designed by Haemonetics or any of its affiliates do not infringe intellectual property rights of any third party. Without limitation, this limited warranty does not apply to defects resulting from Products that have been damaged or misused by any person or entity after title passes to CoraMed, or defects resulting from instructions provided by CoraMed. CoraMed will be liable for costs or expenses incurred by Haemonetics related to the foregoing exclusions. Such exclusions do not include defects primarily resulting from instructions supplied by Haemonetics.
(b)    In addition, to the extent that Haemonetics receives a warranty for any of the Products from a third party and to the extent Haemonetics may assign its rights under such warranty to CoraMed, Haemonetics shall assign all of such assignable rights under such warranty to CoraMed.
7.2    DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1(A) ABOVE, CORAMED ACKNOWLEDGES THAT HAEMONETICS IS SUPPLYING THE PRODUCTS ON AN “AS-IS” BASIS, AND HAEMONETICS MAKES NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THIS SUPPLY AGREEMENT OR THE PRODUCTS TO BE SUPPLIED HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, AND HAEMONETICS SPECIFICALLY DISCLAIMS ANY SUCH WARRANTIES.
7.3    Non-Conforming Products. If any Products supplied by Haemonetics to CoraMed fail to conform to the Product warranties set forth in Section 7.1(a) (“Non-Conforming Products”), then Haemonetics will at its election and its cost either (i) arrange for the prompt replacement of such Non-Conforming Products and ship the replacement Products to CoraMed’s specified facility, or (ii) issue a credit to CoraMed for the price paid for any such Non-Conforming Products. Except as expressly set forth in Section 7.4 below, correction in the manner provided above will constitute CoraMed’s sole remedy for, and complete fulfillment by Haemonetics of, all liabilities of Haemonetics with respect to the quality of the Products. Haemonetics will not accept return of Products except in accordance with this Section 7.3 and such reasonable instructions for returning Products as Haemonetics may provide from time to time. The foregoing will only apply if the claim is made by CoraMed in writing within thirty (30) days of its detection of a defect, and only if the defect was not caused by CoraMed or any of its employees, customers or contractors. Haemonetics’ obligations under this Section 7.3 will apply only if the claim is made by CoraMed in writing within one year of delivery of the applicable Product to a common carrier for shipment to CoraMed. Except as provided in this Section 7.3 or Section 8, this Section 7.3 is Haemonetics sole responsibility, and CoraMed’s sole remedy, for the failure of Products to conform to the warranties set forth in Section 7.1(a) above.

7.4    Liability. Without limiting the terms of Sections 8 or 9 below, Haemonetics’ liability arising in connection with the sale of Products to CoraMed shall not be limited with respect to any liability of CoraMed to a third party in connection with a claim for personal injury or death resulting from the failure of Products to conform to the warranties set forth in Section 7.1(a) above.
8.    Indemnification.
8.1    Indemnification by Haemonetics. Haemonetics will defend at its expense any third party claim, suit or proceeding (each, a “Claim”) brought against CoraMed, its affiliates and its and their respective officers, directors, employees and agents (collectively, the “CoraMed Indemnitees”) by any third party to the extent such Claim is based upon Haemonetics’ breach of any obligation, representation warranty or covenant of this Supply Agreement, and Haemonetics will pay all costs, damages, expenses, losses, penalties, amounts paid in settlement, and fees (“Losses”) incurred by the CoraMed Indemnitees in connection with such Claim.
8.2    Indemnification by CoraMed. Except for liability for which Haemonetics is responsible under Section 8.1, CoraMed will defend at its expense any Claim brought against Haemonetics, its affiliates and its and their respective officers, directors, employees and agents (collectively, the “Haemonetics Indemnitees”) by any third party to the extent such Claim is based upon (a) CoraMed’s breach of any obligation, representation warranty or covenant of this Supply Agreement, (b) any claim that Products designed by CoraMed or any of its affiliates infringe intellectual property rights of any third party, or (c) any claim against Haemonetics resulting from the use or misuse of the Products by CoraMed or the third parties to which CoraMed provides the Products, and CoraMed will pay all Losses incurred by the Haemonetics Indemnitees in connection with such Claim.
8.3    Indemnitee Obligations. Each person or entity seeking to be reimbursed, indemnified, or held harmless (each, an “Indemnitee”) will
(a)    provide the Party obliged to defend such Indemnitee with prompt written notice of any Claim from which such Indemnitee seeks to be defended, which notice will include a reasonable identification of the alleged facts giving rise to such Claim,
(b)    grant such Party sole control over the defense of any such Claim,
(c)    grant such Party the right to settle any such Claim, subject to the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, and
(d)    reasonably cooperate with such indemnifying Party and its agents at such indemnifying Party’s cost in defense of any such Claim.

9.    Limitation of Liability. ************************************************** **************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************************
10.    Intellectual Property.
10.1    Ownership. Nothing in this Supply Agreement will affect the intellectual property rights of the Parties that existed prior to the commencement of this Supply Agreement. The Parties understand and agree that, except as specifically set forth herein, no license or other rights, either express or implied, are granted by either Party to the other under this Supply Agreement with respect to any intellectual property rights.
10.2    Limited Use License. CoraMed hereby grants Haemonetics during the term of this Supply Agreement a royalty-free, non-exclusive, non-transferable or assignable (except as set forth in Section 14.4 below) and sublicensable (through multiple tiers) right and license under any and all Intellectual Property Rights (as defined below) controlled by CoraMed for the sole purpose of enabling Haemonetics to perform its obligations under this Supply Agreement. Such limited right and license will extend to no other materials or for any other purpose and will terminate automatically upon expiration or termination of this Supply Agreement for any reason. For the purposes of this Section 10.2 (a) “Intellectual Property Rights” means, collectively, any and all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing; and (b) “control” means the possession of (whether by ownership or license) or the ability of CoraMed to grant access to any Intellectual Property Right or the subject matter of any Intellectual Property Right. Notwithstanding anything to the contrary herein, nothing stated herein shall affect the rights of the Parties under the License Agreement.
11.    Confidentiality.
(a)    Confidentiality Obligation. “Confidential Information” means any information or data disclosed or made available prior to the Effective Date or during the Term by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that is either marked or identified in writing within thirty (30) days of disclosure as confidential or proprietary, provided that information related to a Disclosing Party’s present or future business plans, strategies or technology will be deemed Confidential Information of the Disclosing Party even if not so marked or identified. The Receiving Party will: (a) not use the Disclosing Party’s Confidential Information except for the exercise of its rights or performance of its obligations hereunder; (b) not disclose such Confidential Information to any third party, other than (i) its employees and consultants who have a “need to know” for the Receiving Party to exercise its rights or perform its obligations hereunder and (ii) investors, prospective investors, acquirers, prospective acquirers, and professional advisers; provided that such employees and consultants, investors, prospective investors, acquirers, prospective acquirers and professional advisers are bound by agreements or, in the case of professional advisers, ethical duties respecting such Confidential Information in accordance with the terms of this Section 11; and (c) use reasonable measures to protect the confidentiality of such Confidential Information. If the Receiving Party is required by law to make any disclosure of such Confidential Information, the Receiving Party will first give written notice of such requirement to the Disclosing Party, and will permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation to the Disclosing

Party in seeking to obtain such protection. Information will not be deemed Confidential Information hereunder if such information: (1) is known or becomes known (independently of disclosure by the Disclosing Party) to the Receiving Party prior to receipt from the Disclosing Party from a source other than one having an obligation of confidentiality to the Disclosing Party; (2) becomes publicly known, except through a breach hereof by the Receiving Party; or (3) is independently developed by the Receiving Party, which can be shown by written evidence. The terms of this Supply Agreement shall be deemed to be Confidential Information of each Party, and shall be subject to the confidentiality obligations set forth herein.
12.    Term and Termination.
12.1    This Supply Agreement will remain in effect for a period of thirteen (13) years from the Effective Date unless terminated earlier under the provisions hereof. The term will be automatically extended for successive two (2) year renewal periods unless a Party gives written notice to the other Party at least six (6) months before the end of the initial term or any renewal period (such initial term plus any renewal period(s), the “Term”).
12.2    This Supply Agreement may be terminated:
(a)    at any time by the mutual written agreement of CoraMed and Haemonetics;
(b)    by either Party, if the other Party defaults in any of its material obligations hereunder and such default is not cured in all material respects within thirty (30) days after written notice of such default is given to the defaulting Party;
(c)    by Haemonetics if CoraMed fails to pay any amounts due pursuant to Section 2.2 above (other than amounts that are the subject of a good faith dispute between the Parties), and such failure to pay is not cured within thirty (30) days after written notice of such failure to pay is given to CoraMed; or
(d)    at any time by either Party immediately upon written notice to the other Party if the other Party (i) ceases to carry on its business, liquidates or dissolves its business; (ii) becomes insolvent or makes an assignment for the benefit of creditors, or fails generally to pay its debts as they become due; (iii) voluntarily or involuntarily becomes the subject of any proceeding relating to bankruptcy, insolvency, receivership, liquidation or other similar proceeding; or (iv) consents to the appointment of a trustee or receiver for such other Party or any part of its property.
12.3    Following the date of expiration or earlier termination of this Supply Agreement pursuant to Section 12.2 above, CoraMed may not submit any further Purchase Orders to Haemonetics. To the extent any Purchase Order has been accepted by Haemonetics and is not fulfilled on the date of expiration or earlier termination of this Supply Agreement, the provisions of this Supply Agreement and such Purchase Order will continue to apply to such Purchase Order as if this Supply Agreement were still in effect; provided, however, that if a Purchase Order has been accepted by Haemonetics and is not fulfilled on the date of Haemonetics’ termination of this Supply Agreement pursuant to Section 12.2(b), 12.2(c), or 12.2(d) above, Haemonetics may elect in its sole discretion to cancel its fulfillment of such Purchase Order, in which event CoraMed’s financial obligation with respect to such Purchase Order will be limited to reimbursing Haemonetics for its reasonable costs incurred in fulfilling such Purchase Order prior to its cancellation, including without limitation the cost of finished goods in inventory, work in process and raw materials.
12.4    The provisions of Sections 1.5, 2.2, 2.3, 5, 7, 8, 9, 10.1, 11, 12.3, 12.4, 13.1 and 14 will survive the expiration or earlier termination of this Supply Agreement.
13.    Insurance.
13.1    Requirements. From the earlier of (i) the date of CoraMed’s first commercial sale of Products or (ii) the date that CoraMed enters into an agreement with a third party distributor for the distribution of the Products (such date, the “Insurance Date”), and for the reasonable anticipated life of any Products supplied by Haemonetics hereunder, CoraMed shall (or shall ensure that its distributors for the Products) maintain insurance as follows:
(a)    Public or General Liability Insurance, not less than $1 million per occurrence and not less than $5 million in the aggregate;

(b)    Product Liability Insurance, not less than $1 million per occurrence and not less than $5 million in the aggregate; and
(c)    Workers Compensation Insurance or similar employers' liability insurance required in local jurisdictions with limits as prescribed by local law.
The coverage amounts specified above may be satisfied by CoraMed’s or its distributor’s base policy plus any umbrella policy. The above insurance to be purchased from insurance company rated by AM Best with a minimum financial strength rating of A- and a minimum financial size rating of X (7).
13.2    Certification. Within thirty (30) days following the Insurance Date and upon each policy renewal, CoraMed will deliver evidence of such insurance as required in Section 13.1 above, via a certificate of insurance issued by the insurer or by the broker, when so authorized by the insurer. Such certificate will be sent to Haemonetics pursuant to Section 14.3 below.
14.    Miscellaneous Provisions.
14.1    Amendment. This Supply Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of the Parties, or (b) by a waiver in accordance with Section 14.2.
14.2    Waiver. Any Party to this Supply Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered by such other Party pursuant hereto or (c) waive compliance with any agreement of the other Party or condition to the other Party’s obligations contained herein. Any such extension or waiver will be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition will not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Supply Agreement. The failure of any Party to assert any of its rights under this Section 14.2 will not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Supply Agreement will be deemed effective to modify, amend or discharge any part of this Supply Agreement or any rights or obligations of any Party under or by reason of this Supply Agreement. All rights and remedies existing under this Supply Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
14.3    Notices. All notices, claims, demands and other communications given or delivered under this Supply Agreement will be in writing and will be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile (with hard copy to follow) to the respective Parties at the following addresses (or such other address for a Party as will be specified in a notice given in accordance with this Section 14.3):

If to CoraMed: CoraMed Technologies, LLC 6225 West Howard Street Niles, IL 60714-3403 Facsimile: Attention: Chief Executive Officer	with a copy to: Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606 Facsimile: ************* Attention: ****************
If to Haemonetics: Haemonetics Corporation 400 Wood Road Braintree, MA 02184-9144 Facsimile: *********** Attention: ************** Vice President and Chief Legal Officer	with a copy to: Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Facsimile: ************* Attention: ******************

Notwithstanding the foregoing, the Parties expressly agree that any notices, approvals or other communications regarding the submission of Purchase Orders, that are required herein to be given in writing will be deemed duly given and received if sent via electronic mail, provided the delivering Party has a computer notification of the transmitted notice having been sent and the delivering Party has no knowledge that the receiving Party is not available to retrieve such electronic mail message, to: in the case of CoraMed, [_______] at [_______]@[_______], with a copy to [_______] at [_______]@[_______]; and, in the case of Haemonetics, [_______] at [_______]@[_______], with a copy to [_______] at [_______]@[_______]. Either Party may change its address for the receipt of notices, requests, demands, claims, and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.
14.4    Assignments; Successors; No Third-Party Rights. No Party may assign any of its rights, or delegate, or cause to be assumed, any of its obligations under this Supply Agreement without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed). Notwithstanding the foregoing, either Party shall be permitted to transfer all (but not less than all) of its rights and obligations under this Agreement in connection with the transfer of a majority of the voting securities or all or substantially all of the assets of such Party, whether by sale, merger or otherwise, without the prior consent of the other Party. Subject to the preceding sentence, this Supply Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Supply Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Supply Agreement, or any provision of this Supply Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 14.4.
14.5    Severability. Whenever possible, each provision of this Supply Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Supply Agreement is held to be prohibited by or invalid under applicable law or public policy, such provision will be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Supply Agreement will remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
14.6    Construction. The language used in this Supply Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word “including” will mean including without limitation regardless of whether such words are included in some contexts but not others.
14.7    Captions. The captions used in this Supply Agreement are for convenience of reference only and do not constitute a part of this Supply Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Supply Agreement, and all provisions of this Supply Agreement will be enforced and construed as if no caption had been used in this Supply Agreement.
14.8    Entire Agreement. This Supply Agreement, including the Exhibits hereto, and the documents referred to herein contain the entire agreement between the Parties, and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
14.9    Counterparts. This Supply Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.
14.10    Governing Law. All disputes, claims or controversies arising out of this Supply Agreement, or the negotiation, validity or performance of this Supply Agreement, or the transactions contemplated hereby, will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware without regard to its rules of conflict of laws.
14.11    Arbitration. Except as otherwise expressly set forth in Section 14.11(f) below, any dispute, claim or controversy arising out of this Supply Agreement or any breach or threatened breach thereof (“Arbitrable Dispute”) will be resolved by non-binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the following:
(a)    Any Party may demand that any Arbitrable Dispute be submitted to non-binding arbitration. The demand for arbitration will be in writing, will be served on the other Party in the manner prescribed herein for the giving of notices, and will set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.
(b)    The arbitration will be conducted by a panel of three arbitrators, one selected by Haemonetics, one selected by CoraMed and the third to be selected jointly by the arbitrators selected by Haemonetics and CoraMed (collectively, the “Arbitrators”) who will conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter will make their determination as soon as practicable. Any arbitration pursuant hereto will be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators will not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings will take place in the State of Delaware.
(c)    Except as provided herein:
(i)    each Party will bear its own “Costs and Fees,” which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone), witness fees, and reasonable attorney’s fees and expenses;
(ii)    the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration (“Arbitration Expenses”) will be borne equally by the Parties; and
(iii)    notwithstanding the foregoing, the Arbitrators will be empowered to require any one or more of the Parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such Party has acted unreasonably or in bad faith.
(d)    The Arbitrators will have the authority to award any remedy or relief that a court of the State of Delaware could order or grant, including, without limitation, specific performance of any obligation created under this Supply Agreement, the awarding of damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators will render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award will be in writing and counterpart copies thereof will be delivered to each Party. In rendering such decision and award, the Arbitrators will not add to, subtract from or otherwise modify the provisions of this Supply Agreement and any other agreement contemplated hereby to which CoraMed or Haemonetics or any of their respective subsidiaries is a party and will make their determinations in accordance therewith. Any Party to the arbitration may (i) seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof and (ii) appeal the decision and/or award to a court of competent jurisdiction.
(e)    Each Party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators or an appeal of the decision and/or award. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding will promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order.
(f)    Notwithstanding the foregoing, any Party may apply to a court of law or equity for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.
14.12    Parties in Interest. Nothing in this Supply Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Supply Agreement.
14.13    Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS SUPPLY AGREEMENT WILL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. BY EXECUTION AND

DELIVERY OF THIS SUPPLY AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
14.14    Delivery by Facsimile; Electronic Copies. The Parties intend that each Party will receive a duplicate original of the counterpart copy or copies executed by it. For the purposes hereof, a facsimile or electronic copy (including a portable data format (PDF) copy) of this Supply Agreement and any amendments hereto, including the signature pages hereto and thereto, will deemed to be an original and be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Notwithstanding the foregoing, the Parties will deliver original execution copies of this Supply Agreement to one another as soon as practicable following execution hereof. At the request of any Party hereto or to any such contract, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such contract will raise the use of a facsimile or electronic means to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile or electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.
14.15    Independent Contractors. CoraMed and Haemonetics acknowledge that their relationship is that of independent contracting parties and this Supply Agreement does not create an agency, joint venture, partnership, employment or franchise relationship between them. Except as expressly set forth herein, neither Party will have the authority to bind the other in any manner whatsoever.
14.16    Force Majeure. If a Party will be hindered or delayed in the performance or observance of any of its obligations hereunder, other than payment obligations, by reason of labor unrest or work stoppages, interruption of telecommunications services, interruption of electrical power, wars, acts of terrorism, fires, floods, typhoons, earthquakes, other acts of God, epidemics, quarantine, political unrest, governmental restrictions or other events beyond the reasonable control of such Party, such Party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without unreasonable delay. Promptly upon the occurrence of any such event, the affected Party will give written notice of such occurrence to the other Party, together with an estimate as to the period of duration of such event, and will keep such other Party informed from time to time as to the status of the first Party’s efforts to recommence performance or observation of this Supply Agreement.
[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the Parties have caused this Supply Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

HAEMONETICS CORPORATION By: Title:
CORAMED TECHNOLOGIES, LLC By: Title:

[Signature Page to Supply Agreement]

EXHIBIT A

Products and Prices

1.    Definitions.

1.1    “Clinical Use” is defined in Section 1.5 of this Agreement.

1.2    “COGS” ******************************************************** ********************************************************************************************************************************************************************************************************************************************************************************************************.

1.3    “Development Use” is defined in Section 1.5 of this Agreement.

1.4    “Development/Clinical Use Price” is defined in Paragraph 2 of this Exhibit A.

2.    Products and Prices.

Product	Price Per Unit
TEG 6000 Analyzer: The TEG 6000 Analyzer is defined in the License Agreement. Accessories: Any accessories that may be used with the TEG 6000 Analyzer	************************************ ************************************
Cartridges: Any cartridge that may be used with the TEG 6000 Analyzer and that Haemonetics has the ability to manufacture at commercial scale

In the event that Haemonetics is not manufacturing a specific type of cartridge on a commercial basis, Haemonetics shall sell CoraMed the components for such cartridges (e.g., carriers with rings and laminates and reagents), pursuant to the terms hereof.

Reagents: Any reagents that may be used with the TEG 6000 Analyzer

Products for Development Use or Clinical Use: *********************************** ********************************** ************************************

Products for any other use: ************* *********************************** ***********************************

EXHIBIT B

Form of Purchase Order

To be provided by HAE.